                                                                 File No: 69-352

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 FORM U-3A-2/A

                      Statement by Holding Company Claiming
                 Exemption Under Rule U-3A-2 from the Provisions
                of the Public Utility Holding Company Act of 1935

                      For The Year Ended December 31, 1998

                              MCN ENERGY GROUP INC.

hereby files with the Securities and Exchange Commission (SEC), this amendment on Form U-3A-2/A which amends the Form U-3A-2 filed on March 1, 1999 by claimant to amend Exhibits A and B.

Subsequent to the issuance of the claimant's December 31, 1998 Form U-3A-2, certain matters came to management's attention and resulted in a special investigation of prior years' operations of CoEnergy Trading Company (CTC), claimant's non-utility energy marketing subsidiary. As a result of the investigation, MCN Energy Group, Inc. (MCN) identified that its internal controls had been overridden and that certain transactions had not been properly accounted for. Specifically, the investigation concluded that CTC had entered into gas supply contracts and agreed to pay significantly less than market prices in one period in return for above-market prices to be paid in subsequent periods through March 2000. The effect of these transactions was to improperly delay the accrual of cost of gas expenses, resulting in the overstatement of CTC's 1998 net loss by $478,000.

Additionally, the investigation identified that CTC had entered into certain unauthorized gas purchase and sale contracts for trading purposes. The unauthorized transactions violate MCN's risk-management policy that requires all such activities to be reviewed and approved by a risk committee that reports regularly to the MCN Board of Directors. The gas purchase and sale contracts entered into in connection with trading activities, some of which remain in effect through March 2000, were not accounted for properly using the required mark-to-market method, under which unrealized gains and losses are recorded as an adjustment to cost of gas. The effect of not properly accounting for these transactions was the understatement of CTC's 1998 net loss by $7,112,000.

Other items identified during the investigation resulted in the understatement of CTC's 1998 net loss by $879,000.

These transactions also had an equivalent impact on the results of operation at the MCN, MCNIC and Gas Services levels of consolation. Information included in Exhibits A and B has been restated to properly account for the transactions identified above.

                                    EXHIBITS

Exhibit A -  Attached hereto as Exhibit A are the unaudited Consolidating
             Statements of Operations for the year ended December 31, 1998 and Consolidating Statements of Financial Position as of December 31, 1998, for MCN Energy Group Inc., MichCon Holdings, MichCon, MCNIC, Gas Services Level, MCNIC Pipeline & Processing Company, CoEnery Trading, MCNIC Oil & Gas and MCN Financing Companies.

Exhibit B -  Attached hereto as Exhibit B is the unaudited Financial Data
             Schedule summarizing certain financial information for MCN Energy Group Inc.

Exhibit C -  Corporate Structure, Exempt Wholesale Generators and Foreign
             Utility Companies*

             * Indicates document previously filed.

                                   SIGNATURES

    The above-named claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 25th day of June, 1999.

                                         MCN ENERGY GROUP INC.

                                         By: /s/ Gerard Kabzinski
                                             -------------------------
                                              Gerard Kabzinski
                                         Vice President and Controller


CORPORATE SEAL:

Attest:

    /s/ Daniel L. Schiffer
        Daniel L. Schiffer
Senior Vice President,
General Counsel and Secretary

Name, title, and address of officer to whom notices and correspondence concerning this statement should be addressed:

Daniel L. Schiffer
Senior Vice President,
General Counsel and Secretary

MCN Energy Group Inc.
500 Griswold Street
Detroit, Michigan  48226

                                    EXHIBIT B

                              MCN Energy Group Inc.
                             Financial Data Schedule

    This schedule contains MCN Energy Group Inc.'s summary financial information extracted from the consolidated balance sheet as of December 31, 1998, and the related statement of consolidated income for the year ended December 31, 1998, and is qualified in its entirety by reference to such financial statements.


                                                     1998
                                             MCN Energy Group Inc.
         Item No.       Caption Heading       Consolidated (000s) (RESTATED)
            1       Total Assets                  $4,392,898
            2       Total Operating Revenue        1,880,194
            3       Net Income (Loss)               (286,468)

                              MCN ENERGY GROUP INC.
                      CONSOLIDATING STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                   (UNAUDITED)
                                   (RESTATED)


                                                                                       MICHCON                            FINANCING
                                                                       MCN             HOLDINGS          CITIZENS         COMPANIES
                                                            ------------------------------------------------------------------------
 OPERATING REVENUES
 Gas sales                                                         $        -        $  824,111           $14,765          $      -
 Transportation                                                             -           145,234               259                 -
 Other                                                                      -            67,355                50                 -
                                                            ------------------------------------------------------------------------
                                                                            -         1,036,700            15,074                 -
                                                            ------------------------------------------------------------------------

 OPERATING EXPENSES
 Cost of gas                                                                -           454,236             7,854                 -
 Operation and maintenance                                            (14,434)          253,298             3,324                 1
 Depreciation, depletion and amortization                               2,314            92,942               832                 -
 Property and other taxes                                               1,205            55,448               499                 -
 Property write-downs and restructuring charges                         8,669            24,800                 -                 -
                                                            ------------------------------------------------------------------------

                                                                       (2,246)          880,724            12,509                 1
                                                            ------------------------------------------------------------------------

 OPERATING INCOME (LOSS)                                                2,246           155,976             2,565                (1)
                                                            ------------------------------------------------------------------------

 EQUITY IN EARNINGS OF JOINT VENTURES AND SUBSIDIARIES               (273,143)            1,946                 -                 -
                                                            ------------------------------------------------------------------------

 OTHER INCOME AND (DEDUCTIONS)
 Interest income                                                          517             5,649                66            37,307
 Interest on long-term debt                                              (628)          (44,884)              (12)                -
 Other interest expense                                               (39,046)          (12,130)             (451)                -
 Dividends on preferred securities of subsidiaries                     36,595                 -                 -                 -
 Investment losses                                                     (8,500)                -                 -                 -
 Minority interest                                                          -             5,727                 -                 -
 Other                                                                   (319)             (232)                3                 -
                                                            ------------------------------------------------------------------------

                                                                      (11,381)          (45,870)             (394)           37,307
                                                            ------------------------------------------------------------------------
 INCOME (LOSS) FROM CONTINUING  OPERATIONS
    BEFORE INCOME TAXES                                              (282,278)          112,052             2,171            37,307
 INCOME TAX PROVISION (BENEFIT)                                        (3,323)           35,579               759                 -
                                                            ------------------------------------------------------------------------

 INCOME (LOSS) FROM CONTINUING  OPERATIONS                           (278,955)           76,473             1,412            37,307
 DISCONTINUED OPERATIONS, NET OF TAXES                                      -                 -                 -                 -
                                                            ------------------------------------------------------------------------

 NET INCOME (LOSS)                                                 $ (278,955)       $   76,473           $ 1,412          $ 37,307
                                                            ========================================================================


                                                                     MCNIC           ELIMINATIONS           MCN
                                                                     CONSOL.         AND RECLASSES         CONSOL.
                                                            ----------------------------------------------------------

OPERATING REVENUES
Gas Sales                                                          $ 815,433           $ (3,957)        $ 1,650,352
Transportation                                                        12,728             (6,531)            151,690
Other                                                                 14,163             (3,416)             78,152
                                                            ----------------------------------------------------------
                                                                     842,324            (13,904)          1,880,194
                                                            ----------------------------------------------------------
OPERATING EXPENSES
Cost of gas                                                          808,805             (8,523)          1,262,372
Operation and maintenance                                             65,153             (5,381)            301,961
Depreciation, depletion and amortization                               2,825                  1              98,914
Property and other taxes                                               2,346                  5              59,503
Property write-downs and restructuring charges                       141,872                  -             175,341
                                                            ----------------------------------------------------------
                                                                   1,021,001            (13,898)          1,898,091
                                                            ----------------------------------------------------------
OPERATING INCOME (LOSS)                                             (178,677)                (6)            (17,897)
                                                            ----------------------------------------------------------
EQUITY IN EARNINGS OF JOINT VENTURES AND SUBSIDIARIES                 61,242            272,180              62,225
                                                            ----------------------------------------------------------

OTHER INCOME AND (DEDUCTIONS)
Interest income                                                        6,183            (39,256)             10,467
Interest on long-term debt                                           (15,118)                (1)            (60,643)
Other interest expense                                               (24,275)            57,096             (18,806)
Dividends on preferred securities of subsidiaries                          -            (54,208)            (17,613)
Investment losses                                                          -                  -              (8,500)
Minority interest                                                        265                  -               5,992
Other                                                                 12,385               (239)             11,598
                                                            ----------------------------------------------------------
                                                                     (20,560)           (36,608)            (77,505)
                                                            ----------------------------------------------------------
INCOME (LOSS) FROM CONTINUING  OPERATIONS
  BEFORE INCOME TAXES                                               (137,995)           235,566             (33,177)
INCOME TAX PROVISION (BENEFIT)                                       (52,488)               (27)            (19,500)
                                                            ----------------------------------------------------------
INCOME (LOSS) FROM CONTINUING  OPERATIONS                            (85,507)           235,593             (13,677)
DISCONTINUED OPERATIONS, NET OF TAXES                               (272,791)                 -            (272,791)
                                                            ----------------------------------------------------------
NET INCOME (LOSS)                                                 $ (358,298)         $ 235,593          $ (286,468)
                                                            ==========================================================

                              MCN ENERGY GROUP INC.
                  CONSOLIDATING STATEMENT OF FINANCIAL POSITON
                                 (IN THOUSANDS)
                             AS OF DECEMBER 31, 1998
                                   (UNAUDITED)
                                   (RESTATED)





                                                               MICHCON              FINANCING      MCNIC    ELIMINATIONS     MCN
                                                     MCN       HOLDINGS   CITIZENS  COMPANIES     CONSOL.   AND RECLASSES  CONSOL.
                                                 -----------------------------------------------------------------------------------
 ASSETS

 CURRENT ASSETS
 Cash and cash equivalents
      at cost (which approximates market value)  $    6,863  $    7,145   $     59  $       -  $     9,036  $     (6,064) $   17,039
 Accounts receivable                                  7,713     150,218      1,042          -      265,312       (14,500)    409,785
 Less: Allowance for doubtful accounts                    -       8,937         75          -          653             -       9,665
 Accrued unbilled revenues                                -      86,767      1,121          -            -             -      87,888
 Gas in inventory                                         -      56,969          -          -       90,418             -     147,387
 Property taxes assessed applicable to
      future periods                                    180      71,165         34          -        1,172             -      72,551
 Other                                                3,838      42,065        489      1,651       11,872       (17,443)     42,472
                                                 -----------------------------------------------------------------------------------

                                                     18,594     405,392      2,670      1,651      377,157       (38,007)    767,457
                                                 -----------------------------------------------------------------------------------

 DEFERRED CHARGES AND OTHER ASSETS
 Deferred income taxes                                3,305           -          -          -      128,807       (81,565)     50,547
 Investments in debt and equity securities                -      65,556          -          -        3,548           601      69,705
 Deferred swap losses and receivables                     -           -          -          -       63,147             -      63,147
 Deferred environmental costs                             -      28,169      2,604          -            -             -      30,773
 Prepaid benefit costs                                    -     113,879          -          -            -        (2,104)    111,775
 Other                                                5,876      58,491      3,044    526,100       26,870      (521,441)     98,940
                                                 -----------------------------------------------------------------------------------

                                                      9,181     266,095      5,648    526,100      222,372      (604,509)    424,887
                                                 -----------------------------------------------------------------------------------

 INVESTMENTS IN AND ADVANCES TO JOINT
      VENTURES AND SUBSIDIARIES                   1,589,114      19,282          -          -      782,471    (1,587,636)    803,231
                                                 -----------------------------------------------------------------------------------

 PROPERTY, PLANT AND EQUIPMENT, AT COST              21,161   2,892,227     24,313          -    1,103,716             -   4,041,417
 Less: Accumulated depreciation and depletion         6,825   1,398,142      9,184          -      229,944            (1)  1,644,094
                                                 -----------------------------------------------------------------------------------

                                                     14,336   1,494,085     15,129          -      873,772             1   2,397,323
                                                 -----------------------------------------------------------------------------------

                                                 $1,631,225  $2,184,854   $ 23,447  $ 527,751  $ 2,255,772  $ (2,230,151) $4,392,898
                                                 ===================================================================================

                              MCN ENERGY GROUP INC.
                  CONSOLIDATING STATEMENT OF FINANCIAL POSITON
                                 (IN THOUSANDS)
                             AS OF DECEMBER 31, 1998
                                   (UNAUDITED)
                                   (RESTATED)

                                                                   MICHCON            FINANCING     MCNIC   ELIMINATIONS       MCN
                                                      MCN          HOLDINGS  CITIZENS COMPANIES    CONSOL.  AND RECLASSES    CONSOL.
                                                     -------------------------------------------------------------------------------
 LIABILITIES AND CAPITALIZATION
 CURRENT LIABILITIES
 Accounts payable                                    $    1,812  $  100,001  $ 1,287  $      -  $  218,851  $   (17,602)  $  304,349
 Notes payable                                          260,000     221,885    5,970         -     137,762       (6,766)     618,851
 Current portion of long-term debt and capital
      lease obligations                                       -      58,288        -         -     211,433            -      269,721
 Federal income, property and other taxes payable         1,311      60,791      397         -       6,965            1       69,465
 Deferred gas cost recovery revenues                          -      14,980        -         -           -            -       14,980
 Gas Payable                                                  -      25,337        -         -      17,332            -       42,669
 Customer deposits                                            -      18,769       23         -           -           (1)      18,791
 Other                                                   17,693      66,931      925     1,651      25,276       (4,166)     108,310
                                                     -------------------------------------------------------------------------------

                                                        280,816     566,982    8,602     1,651     617,619      (28,534)   1,447,136
                                                     -------------------------------------------------------------------------------

 DEFERRED CREDITS AND OTHER LIABILITIES
 Deferred income taxes                                  (10,308)     88,622    1,756         -           -      (80,070)           -
 Unamortized investment tax credit                            -      29,784      272         -           -            -       30,056
 Tax benefits amortizable to customers                        -     130,120        -         -           -            -      130,120
 Deferred swap gains and payables                             -           -        -         -      62,956            -       62,956
 Accrued environmental costs                                  -      32,000    3,000         -           -            -       35,000
 Minority interest                                            -       8,201        -         -       2,697            -       10,898
 Other                                                  545,351      51,461    1,322         -      15,741     (538,436)      75,439
                                                     -------------------------------------------------------------------------------

                                                        535,043     340,188    6,350         -      81,394     (618,506)     344,469
                                                     -------------------------------------------------------------------------------

 CAPITALIZATION
 Long-term debt, including capital lease obligations          -     619,835        -         -     687,333            -    1,307,168
 Redeemable preferred securities of subsidiaries              -           -        -   502,203           -            -      502,203
 Common shareholders' equity                            815,366     657,849    8,495    23,897     869,426   (1,583,111)     791,922
                                                     -------------------------------------------------------------------------------

                                                        815,366   1,277,684    8,495   526,100   1,556,759   (1,583,111)   2,601,293
                                                     -------------------------------------------------------------------------------

                                                     $1,631,225  $2,184,854  $23,447  $527,751  $2,255,772  $(2,230,151)  $4,392,898
                                                     ===============================================================================

                             MICHCON HOLDINGS, INC.
                     CONSOLIDATING STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)

                                                                            MICHCON            MICHIGAN           MICHCON
                                                                            HOLDINGS          CONSOLIDATED       ENTERPRISES
                                                                       -------------------------------------------------------------
 OPERATING REVENUES
 Gas sales                                                             $               -  $        823,746   $           365
 Transportation                                                                        -           145,234                 -
 Other                                                                                 -            64,678             2,822
                                                                       -------------------------------------------------------------

                                                                                       -         1,033,658             3,187
                                                                       -------------------------------------------------------------

 OPERATING EXPENSES
 Cost of gas                                                                           -           451,529             2,852
 Operation and maintenance                                                             -           252,397               901
 Depreciation, depletion and amortization                                              -            92,883                59
 Property and other taxes                                                              -            55,438               (18)
 Property write-downs and restructuring charges                                        -            24,800                 -
                                                                       -------------------------------------------------------------

                                                                                       -           877,047             3,794
                                                                       -------------------------------------------------------------

 OPERATING INCOME (LOSS)                                                               -           156,611              (607)
                                                                       -------------------------------------------------------------

 EQUITY IN EARNINGS (LOSSES) OF JOINT VENTURES AND SUBSIDIARIES                   76,473             1,946                 -
                                                                       -------------------------------------------------------------

 OTHER INCOME AND (DEDUCTIONS)
 Interest income                                                                       -             5,688                 -
 Interest on long-term debt                                                            -           (44,884)                -
 Other interest expense                                                                -           (12,113)              (56)
 Minority interest                                                                     -             5,727                 -
 Other                                                                                 -              (182)              (77)
                                                                       -------------------------------------------------------------

                                                                                       -           (45,764)             (103)
                                                                       -------------------------------------------------------------
 INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES                                                          76,473           112,793              (740)
 INCOME TAX PROVISION (BENEFIT)                                                        -            35,817              (238)
                                                                       -------------------------------------------------------------

 NET INCOME (LOSS)                                                     $          76,473  $         76,976   $          (502)
                                                                       =============================================================

                                                                        ELIM. &              MICHCON HOLDINGS
                                                                        RECLASSES               CONSOLIDATED
                                                                       ---------------------------------------

 OPERATING REVENUES
 Gas sales                                                             $        -         $           824,111
 Transportation                                                                 -                     145,234
 Other                                                                       (145)                     67,355
                                                                       ---------------------------------------

                                                                             (145)                  1,036,700
                                                                       ---------------------------------------

 OPERATING EXPENSES
 Cost of gas                                                                 (145)                    454,236
 Operation and maintenance                                                      -                     253,298
 Depreciation, depletion and amortization                                       -                      92,942
 Property and other taxes                                                      28                      55,448
 Property write-downs and restructuring charges                                 -                      24,800
                                                                       ---------------------------------------

                                                                             (117)                    880,724
                                                                       ---------------------------------------

 OPERATING INCOME (LOSS)                                                      (28)                    155,976
                                                                       ---------------------------------------

 EQUITY IN EARNINGS (LOSSES) OF JOINT VENTURES AND SUBSIDIARIES           (76,473)                      1,946
                                                                       ---------------------------------------

 OTHER INCOME AND (DEDUCTIONS)
 Interest income                                                              (39)                      5,649
 Interest on long-term debt                                                     -                     (44,884)
 Other interest expense                                                        39                     (12,130)
 Minority interest                                                              -                       5,727
 Other                                                                         27                        (232)
                                                                       ---------------------------------------

                                                                               27                     (45,870)
                                                                       ---------------------------------------
 INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES                                                  (76,474)                    112,052
 INCOME TAX PROVISION (BENEFIT)                                                 -                      35,579
                                                                       ---------------------------------------

 NET INCOME (LOSS)                                                     $  (76,474)        $            76,473
                                                                       =======================================

                             MICHCON HOLDINGS, INC.
                  CONSOLIDATING STATEMENT OF FINANCIAL POSITION
                                 (IN THOUSANDS)
                             AS OF DECEMBER 31, 1998
                                   (UNAUDITED)


                                                      MICHCON           MICHIGAN          MICHCON
                                                      HOLDINGS        CONSOLIDATED      ENTERPRISES
                                                 ---------------------------------------------------------

 ASSETS

 CURRENT ASSETS
 Cash and cash equivalents
      at cost (which approximates market value           $       -       $     6,603          $    542
 Accounts receivable                                             -           151,746             2,436
 Less: Allowance for doubtful accounts                           -             8,928                 9
 Unbilled revenue                                                -            86,767                 -
 Gas in inventory                                                -            56,969                 -
 Property taxes assessed applicable to
      future periods                                             -            71,165
 Other                                                           -            30,169            11,896
                                                 ---------------------------------------------------------

                                                                 -           394,491            14,865
                                                 ---------------------------------------------------------

 DEFERRED CHARGES AND OTHER ASSETS
 Investment in debt and equity securities                        -            65,556                 -
 Deferred environmental costs                                    -            28,169                 -
 Prepaid benefit costs                                           -           113,879                 -
 Other                                                           -            59,007                 1
                                                 ---------------------------------------------------------

                                                                 -           266,611                 1
                                                 ---------------------------------------------------------

 INVESTMENTS IN AND ADVANCES TO JOINT
      VENTURES AND SUBSIDIARIES                            652,497            19,343               (61)
                                                 ---------------------------------------------------------

 PROPERTY, PLANT AND EQUIPMENT, AT COST                          -         2,889,020             3,207
 Less: Accumulated depreciation and depletion                    -         1,396,940             1,202
                                                 ---------------------------------------------------------

                                                                 -         1,492,080             2,005
                                                 ---------------------------------------------------------

                                                         $ 652,497       $ 2,172,525          $ 16,810
                                                ==========================================================





                                                  ELIMINATIONS       MICHCON HOLDINGS
                                                  AND RECLASSES           CONSOL.
                                                 ----------------------------------------

 ASSETS
 CURRENT ASSETS
 Cash and cash equivalents
      at cost (which approximates market value         $        -            $     7,145
 Accounts receivable                                       (3,964)               150,218
 Less: Allowance for doubtful accounts                          -                  8,937
 Unbilled revenue                                               -                 86,767
 Gas in inventory                                               -                 56,969
 Property taxes assessed applicable to
      future periods                                            -                 71,165
 Other                                                          -                 42,065
                                                 ----------------------------------------

                                                           (3,964)               405,392
                                                 ----------------------------------------

 DEFERRED CHARGES AND OTHER ASSETS
 Investment in debt and equity securities                       -                 65,556
 Deferred environmental costs                                   -                 28,169
 Prepaid benefit costs                                          -                113,879
 Other                                                       (517)                58,491
                                                 ----------------------------------------

                                                             (517)               266,095
                                                 ----------------------------------------

 INVESTMENTS IN AND ADVANCES TO JOINT
      VENTURES AND SUBSIDIARIES                          (652,497)                19,282
                                                 ----------------------------------------

 PROPERTY, PLANT AND EQUIPMENT, AT COST                         -              2,892,227
 Less: Accumulated depreciation and depletion                   -              1,398,142
                                                 ----------------------------------------

                                                                -              1,494,085
                                                 ----------------------------------------

                                                       $ (656,978)           $ 2,184,854
                                                 ========================================

                             MICHCON HOLDINGS, INC.
                  CONSOLIDATING STATEMENT OF FINANCIAL POSITION
                                 (IN THOUSANDS)
                             AS OF DECEMBER 31, 1998
                                   (UNAUDITED)


                                                                                 MICHCON           MICHIGAN          MICHCON
                                                                                 HOLDINGS        CONSOLIDATED      ENTERPRISES
                                                                       --------------------------------------------------------
 LIABILITIES AND CAPITALIZATION

 CURRENT LIABILITIES
 Accounts payable                                                                    $ -          $ 98,891           $ 1,842
 Notes payable                                                                         -           221,169             4,019
 Current portion of long-term debt and capital lease
      obligations                                                                      -            58,288                 -
 Federal income, property and other taxes payable                                      -            61,059              (267)
 Deferred gas cost recovery revenues                                                                14,980
 Gas payable                                                                                        25,337
 Customer deposits                                                                                  18,769
 Other                                                                                 -            67,222               (21)
                                                                       --------------------------------------------------------

                                                                                       -           565,715             5,573
                                                                       --------------------------------------------------------

 DEFERRED CREDITS AND OTHER LIABILITIES
 Deferred income taxes                                                                 -            88,567                55
 Unamortized investment tax credit                                                                  29,784
 Deferred swap gains and payables                                                      -           130,120                 -
 Accrued environmental costs                                                                        32,000
 Minority interest                                                                     -             8,201                 -
 Other                                                                                 -            51,460                 -
                                                                       --------------------------------------------------------

                                                                                       -           340,132                55
                                                                       --------------------------------------------------------

 CAPITALIZATION
 Long-term debt, including capital lease obligations                                   -           619,835                 -
 Common shareholders' equity                                                     652,497           646,843            11,182
                                                                       --------------------------------------------------------

                                                                                 652,497         1,266,678            11,182
                                                                       --------------------------------------------------------

                                                                               $ 652,497       $ 2,172,525          $ 16,810
                                                                       ========================================================

                                                                               ELIMINATIONS    MICHCON HOLDINGS
                                                                               AND RECLASSES     CONSOLIDATED
                                                                       -------------------------------------------
 LIABILITIES AND CAPITALIZATION

 CURRENT LIABILITIES
 Accounts payable                                                             $     (732)        $ 100,001
 Notes payable                                                                    (3,303)          221,885
 Current portion of long-term debt and capital lease
      obligations                                                                      -            58,288
 Federal income, property and other taxes payable                                     (1)           60,791
 Deferred gas cost recovery revenues                                                   -            14,980
 Gas payable                                                                           -            25,337
 Customer deposits                                                                     -            18,769
 Other                                                                              (270)           66,931
                                                                       --------------------------------------

                                                                                  (4,306)          566,982
                                                                       --------------------------------------

 DEFERRED CREDITS AND OTHER LIABILITIES
 Deferred income taxes                                                                 -            88,622
 Unamortized investment tax credit                                                     -            29,784
 Deferred swap gains and payables                                                      -           130,120
 Accrued environmental costs                                                           -            32,000
 Minority interest                                                                     -             8,201
 Other                                                                                 1            51,461
                                                                       --------------------------------------

                                                                                       1           340,188
                                                                       --------------------------------------

 CAPITALIZATION
 Long-term debt, including capital lease obligations                                   -           619,835
 Common shareholders' equity                                                    (652,673)          657,849
                                                                       --------------------------------------

                                                                                (652,673)        1,277,684
                                                                       --------------------------------------

                                                                              $ (656,978)      $ 2,184,854
                                                                       ======================================


                        MICHIGAN CONSOLIDATED GAS COMPANY
                      CONSOLIDATING STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                   (UNAUDITED)



                                                                              MICHCON             FUELS
                                                             MICHCON         DEVELOPMENT        ENTERPRISES
                                                   --------------------------------------------------------
 OPERATING REVENUES
 Gas sales                                         $         824,566       $         -       $         -
 Transportation                                              117,726                 -                 -
 Other                                                        50,001                 -                 -
                                                   -----------------------------------------------------

                                                             992,293                 -                 -
                                                   -----------------------------------------------------

 OPERATING EXPENSES
 Cost of gas                                                 453,255                 -                 -
 Operation and maintenance                                   233,623                 -                 -
 Depreciation, depletion and amortization                     86,928                 -                 -
 Property and other taxes                                     51,288                (7)                6
 Property write-downs and restructuring charges                    -                 -                 -
                                                   -----------------------------------------------------

                                                             825,094                (7)                6
                                                   -----------------------------------------------------

 OPERATING INCOME (LOSS)                                     167,199                 7                (6)
                                                   -----------------------------------------------------

 EQUITY IN EARNINGS (LOSSES) OF JOINT
     VENTURES AND SUBSIDIARIES                                (1,701)             (336)                -
                                                   -----------------------------------------------------

 OTHER INCOME AND (DEDUCTIONS)
 Interest income                                               5,692               378                 4
 Interest on long-term debt                                  (43,954)                -                 -
 Other interest expense                                      (12,641)                -               (47)
 Minority interest                                                 -                 -                 -
 Other                                                          (566)              (87)             (496)
                                                   -----------------------------------------------------

                                                             (51,459)              291              (539)
                                                   -----------------------------------------------------
 INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES                                     114,039               (38)             (545)
 INCOME TAX PROVISION (BENEFIT)                               37,063               (13)             (191)
                                                   -----------------------------------------------------

 NET INCOME (LOSS)                                 $          76,976       $       (25)      $      (354)
                                                   =====================================================


                                                    MICHCON          BLUE LAKE          ELIM. &           MICHCON
                                                    PIPELINE        HOLDING CO.        RECLASSES        CONSOLIDATED
                                                   --------------------------------------------------------------------
 OPERATING REVENUES
 Gas sales                                         $             162           $     -       $      (982)     $   823,746
 Transportation                                               28,571                 -            (1,063)         145,234
 Other                                                        14,677                 -                 -           64,678
                                                   ----------------------------------------------------------------------

                                                              43,410                 -            (2,045)       1,033,658
                                                   ----------------------------------------------------------------------

 OPERATING EXPENSES
 Cost of gas                                                       -                 -            (1,726)         451,529
 Operation and maintenance                                    18,503                 -               271          252,397
 Depreciation, depletion and amortization                      5,955                 -                 -           92,883
 Property and other taxes                                      1,219                 -             2,932           55,438
 Property write-downs and restructuring charges               24,800                 -                 -           24,800
                                                   ----------------------------------------------------------------------

                                                              50,477                 -             1,477          877,047
                                                   ----------------------------------------------------------------------

 OPERATING INCOME (LOSS)                                      (7,067)                -            (3,522)         156,611
                                                   ----------------------------------------------------------------------

 EQUITY IN EARNINGS (LOSSES) OF JOINT
     VENTURES AND SUBSIDIARIES                                     -             2,281             1,702            1,946
                                                   ----------------------------------------------------------------------

 OTHER INCOME AND (DEDUCTIONS)
 Interest income                                                 757                 -            (1,143)           5,688
 Interest on long-term debt                                   (3,137)                -             2,207          (44,884)
 Other interest expense                                         (564)                -             1,139          (12,113)
 Minority interest                                             5,726                 -                 1            5,727
 Other                                                           (37)                -               994             (182)
                                                   ----------------------------------------------------------------------

                                                               2,745                 -             3,198          (45,764)
                                                   ----------------------------------------------------------------------
 INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES                                      (4,322)            2,281             1,378          112,793
 INCOME TAX PROVISION (BENEFIT)                               (1,556)              798              (284)          35,817
                                                   ----------------------------------------------------------------------

 NET INCOME (LOSS)                                 $          (2,766)          $ 1,483        $   $1,662         $ 76,976
                                                   ======================================================================



                        MICHIGAN CONSOLIDATED GAS COMPANY
                  CONSOLIDATING STATEMENT OF FINANCIAL POSITION
                                 (IN THOUSANDS)
                             AS OF DECEMBER 31, 1998
                                   (UNAUDITED)

                                                                                              MICHCON           MICHCON
                                                                            MICHCON         DEVELOPMENT         PIPELINE
                                                                       --------------------------------------------------------
 ASSETS

 CURRENT ASSETS
 Cash and cash equivalents
      at cost (which approximates market value)                              $     2,299          $     36         $   4,263
 Accounts receivable                                                             150,440               866            17,173
Less:  Allowance for doubtful accounts                                             8,928                 -                 -
 Unbilled revenue                                                                 86,767                 -                 -
 Gas in inventory                                                                 56,969                 -                 -
 Property taxes assessed applicable to
      future periods                                                              71,165                 -                 -
 Other                                                                            26,537                 3               473
                                                                       --------------------------------------------------------

                                                                                 385,249               905            21,909
                                                                       --------------------------------------------------------

 DEFERRED CHARGES AND OTHER ASSETS
 Investment in debt and equity securities                                              -                 -                 -
 Deferred environmental costs                                                          -                 -                 -
 Prepaid benefit costs                                                                 -                 -                 -
 Other                                                                           375,228               270               654
                                                                       --------------------------------------------------------

                                                                                 375,228               270               654
                                                                       --------------------------------------------------------

 INVESTMENTS IN AND ADVANCES TO JOINT
      VENTURES AND SUBSIDIARIES                                                   48,407            10,522                 -
                                                                       --------------------------------------------------------

 PROPERTY, PLANT AND EQUIPMENT, AT COST                                        2,787,305             1,933           124,582
 Less: Accumulated depreciation and depletion                                  1,373,543               116            48,081
                                                                       --------------------------------------------------------

                                                                               1,413,762             1,817            76,501
                                                                       --------------------------------------------------------

                                                                             $ 2,222,646          $ 13,514          $ 99,064
                                                                       ========================================================



                                                                          BLUE LAKE       ELIMINATIONS         MICHCON
                                                                         HOLDING CO.     AND RECLASSES       CONSOLIDATED
                                                                      ---------------------------------------------------------
ASSETS

CURRENT ASSETS
Cash and cash equivalents
     at cost (which approximates market value)                          $     5         $        -         $     6,603
Accounts receivable                                                           -            (16,733)            151,746
Less: Allowance for doubtful accounts                                         -                  -               8,928
Unbilled revenue                                                              -                  -              86,767
Gas in inventory                                                              -                  -              56,969
Property taxes assessed applicable to
     future periods                                                           -                  -              71,165
Other                                                                         -              3,156              30,169
                                                                      -------------------------------------------------

                                                                              5            (13,577)            394,491
                                                                      -------------------------------------------------

DEFERRED CHARGES AND OTHER ASSETS
Investment in debt and equity securities                                      -             65,556              65,556
Deferred environmental costs                                                  -             28,169              28,169
Prepaid benefit costs                                                         -            113,879             113,879
Other                                                                       117           (317,262)             59,007
                                                                      -------------------------------------------------

                                                                            117           (109,658)            266,611
                                                                      -------------------------------------------------

INVESTMENTS IN AND ADVANCES TO JOINT
     VENTURES AND SUBSIDIARIES                                            8,821            (48,407)             19,343
                                                                      -------------------------------------------------

PROPERTY, PLANT AND EQUIPMENT, AT COST                                        -            (24,800)          2,889,020
Less: Accumulated depreciation and depletion                                  -            (24,800)          1,396,940
                                                                      -------------------------------------------------

                                                                              -                  -           1,492,080
                                                                      -------------------------------------------------

                                                                        $ 8,943         $ (171,642)        $ 2,172,525
                                                                      =================================================

                        MICHIGAN CONSOLIDATED GAS COMPANY
                  CONSOLIDATING STATEMENT OF FINANCIAL POSITION
                                 (IN THOUSANDS)
                             AS OF DECEMBER 31, 1998
                                   (UNAUDITED)

                                                                                              MICHCON           MICHCON
                                                                            MICHCON         DEVELOPMENT         PIPELINE
                                                                       ---------------------------------------------------------
 LIABILITIES AND CAPITALIZATION

 CURRENT LIABILITIES
 Accounts payable                                                           $    102,683         $       5          $  9,770
 Notes payable                                                                   228,506                 -             2,673
 Current portion of long-term debt and capital lease
      obligations                                                                 50,928                 -             7,360
 Federal income, property and other taxes payable                                 59,525               409               890
 Other                                                                           109,175                 -            (3,083)
                                                                       ---------------------------------------------------------

                                                                                 550,817               414            17,610
                                                                       ---------------------------------------------------------

 DEFERRED CREDITS AND OTHER LIABILITIES
 Accumulated deferred income taxes                                               332,664             2,222             6,041
 Unamortized investment tax credit                                                29,784                 -                 -
 Tax benefits amortizable to customers                                                 -                 -                 -
 Deferred swap gains and payables                                                      -                 -                 -
 Accrued environmental costs                                                           -                 -                 -
 Minority interest                                                                     -                 -             8,201
 Other                                                                            78,623               670                 -
                                                                       ---------------------------------------------------------

                                                                                 441,071             2,892            14,242
                                                                       ---------------------------------------------------------

 CAPITALIZATION
 Long-term debt, including capital lease obligations                             583,915                 -            35,920
 Common shareholders' equity                                                     646,843            10,208            31,292
                                                                       ---------------------------------------------------------

                                                                               1,230,757            10,208            67,212
                                                                       ---------------------------------------------------------

                                                                             $ 2,222,646          $ 13,514          $ 99,064
                                                                       =========================================================

                                                                         BLUE LAKE         ELIMINATIONS            MICHCON
                                                                        HOLDING CO.        AND RECLASSES         CONSOLIDATED
                                                                       ----------------------------------------------------------
 LIABILITIES AND CAPITALIZATION

 CURRENT LIABILITIES
 Accounts payable                                                             $   318         $  (13,885)            $    98,891
 Notes payable                                                                      -            (10,010)                221,169
 Current portion of long-term debt and capital lease
      obligations                                                                   -                  -                  58,288
 Federal income, property and other taxes payable                                 235                  -                  61,059
 Other                                                                              -             20,216                 126,308
                                                                       ----------------------------------------------------------

                                                                                  553             (3,679)                565,715
                                                                       ----------------------------------------------------------

 DEFERRED CREDITS AND OTHER LIABILITIES
 Accumulated deferred income taxes                                              1,483           (253,843)                 88,567
 Unamortized investment tax credit                                                  -                  -                  29,784
 Tax benefits amortizable to customers                                              -            130,120                 130,120
 Deferred swap gains and payables                                                   -                  -                       -
 Accrued environmental costs                                                        -             32,000                  32,000
 Minority interest                                                                  -                  -                   8,201
 Other                                                                              -            <27,833>                 51,460
                                                                       ----------------------------------------------------------

                                                                                1,483           (119,556)                340,132
                                                                       ----------------------------------------------------------

 CAPITALIZATION
 Long-term debt, including capital lease obligations                                -                  -                 619,835
 Common shareholders' equity                                                    6,907            (48,407)                646,843
                                                                       ----------------------------------------------------------

                                                                                6,907            (48,407)              1,266,678
                                                                       ----------------------------------------------------------

                                                                              $ 8,943         $ (171,642)            $ 2,172,525
                                                                       ==========================================================

                              MCN ENERGY GROUP INC.
                           MCN INVESTMENT CORPORATION
                      CONSOLIDATING STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                   (UNAUDITED)
                                   (RESTATED)

                                                                                                 COMBUSTION
                                                                MCNIC          BRIDGEWATER        CONCEPTS
                                                          -------------------------------------------------
 OPERATING REVENUES
 Gas and oil sales                                           $        -         $       -        $        -
 Transportation                                                       -                 -                 -
 Other                                                                -                 -                 -
                                                          -------------------------------------------------

                                                                      -                 -                 -
                                                          -------------------------------------------------

 OPERATING EXPENSES
 Cost of gas                                                          -                 -                 -
 Operation and maintenance                                       19,111                 1                 1
 Depreciation, depletion and amortization                          (317)                -                 -
 Property and other taxes                                           889                 -                 -
 Property write-downs and restructuring charges                   1,721                 -                 -
                                                           -------------------------------------------------

                                                                 21,404                 1                 1
                                                          -------------------------------------------------

 OPERATING INCOME (LOSS)                                        (21,404)               (1)               (1)
                                                          -------------------------------------------------

 EQUITY IN EARNINGS OF JOINT VENTURES AND SUBSIDIARIES         (309,849)                -                 -
                                                          -------------------------------------------------

 OTHER INCOME AND (DEDUCTIONS)
 Interest income                                                 52,584                 -                 -
 Interest on long-term debt                                     (49,452)                -                 -
 Other interest expense                                         (47,738)                -                 -
 Minority interest                                                    -                 -                 -
 Other                                                            1,318                 -                (8)
                                                          -------------------------------------------------

                                                                (43,288)                -                (8)
                                                          -------------------------------------------------

 INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES                                       (374,541)               (1)               (9)
 INCOME TAX PROVISION (BENEFIT)                                 (23,756)                4               (12)
                                                          -------------------------------------------------

 INCOME (LOSS) FROM CONTINUING OPERATIONS                      (350,785)               (5)                3
 DISCONTINUED OPERATIONS, NET OF TAXES                                -                 -                 -
                                                          -------------------------------------------------

 NET INCOME (LOSS)                                           $ (350,785)        $      (5)       $        3
                                                          =================================================

                                                                TOTAL
                                                                 GAS      ELIMINATIONS          MCNIC
                                                              SERVICES    AND RECLASSES        CONSOL.
                                                          -------------------------------------------------

 OPERATING REVENUES
 Gas and oil sales                                           $  914,050         $ (98,617)       $  815,433
 Transportation                                                  12,728                 -            12,728
 Other                                                           14,163                 -            14,163
                                                          -------------------------------------------------

                                                                940,941           (98,617)          842,324
                                                          -------------------------------------------------

 OPERATING EXPENSES
 Cost of gas                                                    808,805                 -           808,805
 Operation and maintenance                                       84,266           (38,226)           65,153
 Depreciation, depletion and amortization                         3,142                 -             2,825
 Property and other taxes                                         1,458                (1)            2,346
 UNUSUAL CHARGES                                                140,151                 -           141,872
                                                          -------------------------------------------------

                                                              1,037,822           (38,227)        1,021,001
                                                          -------------------------------------------------

 OPERATING INCOME (LOSS)                                        (96,881)          (60,390)         (178,677)
                                                          -------------------------------------------------

 EQUITY IN EARNINGS OF JOINT VENTURES AND SUBSIDIARIES           61,242           309,849            61,242
                                                          -------------------------------------------------

 OTHER INCOME AND (DEDUCTIONS)
 Interest income                                                  3,620           (50,021)            6,183
 Interest on long-term debt                                       4,860            29,474           (15,118)
 Other interest expense                                         (26,988)           50,451           (24,275)
 Minority interest                                                  265                 -               265
 Other                                                           11,343              (268)           12,385
                                                          -------------------------------------------------

                                                                 (6,900)           29,636           (20,560)
                                                          -------------------------------------------------

 INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES                                        (42,539)          279,095          (137,995)
 INCOME TAX PROVISION (BENEFIT)                                 (28,722)               (2)          (52,488)
                                                          -------------------------------------------------

 INCOME (LOSS) FROM CONTINUING OPERATIONS                       (13,817)          279,097           (85,507)
 DISCONTINUED OPERATIONS, NET OF TAXES                         (272,791)                -          (272,791)
                                                          -------------------------------------------------

 NET INCOME (LOSS)                                           $ (286,608)        $ 279,097        $ (358,298)
                                                          =================================================

                              MCN ENERGY GROUP INC.
                           MCN INVESTMENT CORPORATION
                  CONSOLIDATING STATEMENT OF FINANCIAL POSITION
                                 (IN THOUSANDS)
                             AS OF DECEMBER 31, 1998
                                   (UNAUDITED)
                                   (RESTATED)


                                                                                              COMBUSTION
                                                             MCNIC      BRIDGEWATER            CONCEPTS
                                                       -------------------------------------------------
 ASSETS

 CURRENT ASSETS
 Cash and cash equivalents
      at cost (which approximates market value)        $   797,250      $          9         $        22
 Accounts receivable                                        16,561                 -                   -
 Less: Allowance for doubtful accounts                           -                 -                   -
 Gas in inventory                                                -                 -                   -
 Property taxes assessed applicable to
      future periods                                             -                 5                   -
 Other                                                       4,758                 -                   -
                                                       -------------------------------------------------

                                                           818,569                14                  22
                                                       -------------------------------------------------

 DEFERRED CHARGES AND OTHER ASSETS
 Deferred income taxes                                           -                 -                   -
 Investment in debt and equity securities                        -                 -                   -
 Deferred swap losses and receivables                            -                 -                   -
 Other                                                      26,763                79                  67
                                                       -------------------------------------------------

                                                            26,763                79                  67
                                                       -------------------------------------------------

 INVESTMENTS IN AND ADVANCES TO JOINT
      VENTURES AND SUBSIDIARIES                          1,111,735                 -                   -
                                                       -------------------------------------------------

 PROPERTY, PLANT AND EQUIPMENT, AT COST                      1,533               984                   -
 Less: Accumulated depreciation and depletion                   79                 -                   -
                                                       -------------------------------------------------

                                                             1,454               984                   -
                                                       -------------------------------------------------

                                                       $ 1,958,521      $      1,077         $        89
                                                       =================================================


                                                          TOTAL
                                                           GAS           ELIMINATIONS           MCNIC
                                                        SERVICES        AND RECLASSES          CONSOL.
                                                       -------------------------------------------------
 ASSETS

 CURRENT ASSETS
 Cash and cash equivalents
      at cost (which approximates market value)        $    33,936      $   (822,181)        $     9,036
 Accounts receivable                                       276,653           (27,902)            265,312
 Less: Allowance for doubtful accounts                         653                 -                 653
 Gas in inventory                                           90,418                 -              90,418
 Property taxes assessed applicable to
      future periods                                         1,167                 -               1,172
 Other                                                      (6,415)           13,529              11,872
                                                       -------------------------------------------------

                                                           395,106          (836,554)            377,157
                                                       -------------------------------------------------

 DEFERRED CHARGES AND OTHER ASSETS
 Deferred income taxes                                           -           128,807             128,807
 Investment in debt and equity securities                    1,764             1,784               3,548
 Deferred swap losses and receivables                       51,023            12,124              63,147
 Other                                                     118,044          (118,083)             26,870
                                                       -------------------------------------------------

                                                           170,831            24,632             222,372
                                                       -------------------------------------------------

 INVESTMENTS IN AND ADVANCES TO JOINT
      VENTURES AND SUBSIDIARIES                            777,756        (1,107,020)            782,471
                                                       -------------------------------------------------

 PROPERTY, PLANT AND EQUIPMENT, AT COST                  1,101,198                 1           1,103,716
 Less: Accumulated depreciation and depletion              229,865                 -             229,944
                                                       -------------------------------------------------

                                                           871,333                 1             873,772
                                                       -------------------------------------------------

                                                       $ 2,215,026      $ (1,918,941)        $ 2,255,772
                                                       =================================================

                              MCN ENERGY GROUP INC.
                           MCN INVESTMENT CORPORATION
                  CONSOLIDATING STATEMENT OF FINANCIAL POSITION
                                 (IN THOUSANDS)
                             AS OF DECEMBER 31, 1998
                                   (UNAUDITED)
                                   (RESTATED)


                                                                                               COMBUSTION
                                                               MCNIC         BRIDGEWATER        CONCEPTS
                                                           -----------------------------------------------
 LIABILITIES AND CAPITALIZATION

 CURRENT LIABILITIES
 Accounts payable                                          $     7,747      $           4      $         1
 Notes payable                                                 119,123                  -                -
 Current portion of long-term debt and capital lease
      obligations                                              210,000                  -                -
 Federal income, property and other taxes payable                3,098               (186)              26
 Gas Payable                                                         -                  -                -
 Other                                                          21,289                  -                -
                                                           -----------------------------------------------

                                                               361,257               (182)              27
                                                           -----------------------------------------------

 DEFERRED CREDITS AND OTHER LIABILITIES
 Deferred income taxes                                           2,647                214               (5)
 Deferred swap gains and payables                                    -                  -                -
 Minority interest                                                   -                  -                -
 Other                                                           7,687                  -               41
                                                           -----------------------------------------------

                                                                10,334                214               36
                                                           -----------------------------------------------

 CAPITALIZATION
 Long-term debt, including capital lease obligations           684,337                  -                -
 Common shareholders' equity                                   902,593              1,045               26
                                                           -----------------------------------------------

                                                             1,586,930              1,045               26
                                                           -----------------------------------------------

                                                           $ 1,958,521      $       1,077     $         89
                                                           ===============================================


                                                              TOTAL
                                                               GAS           ELIMINATIONS        MCNIC
                                                            SERVICES         AND RECLASSES      CONSOL.
                                                           -----------------------------------------------
 LIABILITIES AND CAPITALIZATION

 CURRENT LIABILITIES
 Accounts payable                                          $   245,582       $    (34,483)    $    218,851
 Notes payable                                                 814,360           (795,721)         137,762
 Current portion of long-term debt and capital lease
      obligations                                                1,433                  -          211,433
 Federal income, property and other taxes payable                4,027                  -            6,965
 Gas Payable                                                    17,332                  -           17,332
 Other                                                           7,147             (3,160)          25,276
                                                           -----------------------------------------------

                                                             1,089,881           (833,364)         617,619
                                                           -----------------------------------------------

 DEFERRED CREDITS AND OTHER LIABILITIES
 Deferred income taxes                                         (28,799)            25,943                -
 Deferred swap gains and payables                               62,956                  -           62,956
 Minority interest                                               2,697                  -            2,697
 Other                                                          12,495             (4,482)          15,741
                                                           -----------------------------------------------

                                                                49,349             21,461           81,394
                                                           -----------------------------------------------

 CAPITALIZATION
 Long-term debt, including capital lease obligations             2,996                  -          687,333
 Common shareholders' equity                                 1,072,800         (1,107,038)         869,426
                                                           -----------------------------------------------

                                                             1,075,796         (1,107,038)       1,556,759
                                                           -----------------------------------------------

                                                           $ 2,215,026       $ (1,918,941)    $  2,255,772
                                                           ===============================================

                              MCN ENERGY GROUP INC.
                                  GAS SERVICES
                      CONSOLIDATING STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                   (UNAUDITED)
                                   (RESTATED)

                                                                          CONSOLIDATED                    MCNIC       CONSOLIDATED
                                                            COENERGY        COENERGY        COENERGY       GAS            MCNIC
                                                            CANADIAN         TRADING         SUPPLY    STORAGE CO.      POWER CO.
                                                           -----------------------------------------------------------------------
 OPERATING REVENUES
 Gas and oil sales                                         $         -   $     792,529      $  72,438  $         4   $     49,079
 Transportation                                                      -               -              -            -              -
 Other                                                               -           2,358              -        5,280         (1,948)
                                                           ----------------------------------------------------------------------

                                                                     -         794,887         72,438        5,284         47,131
                                                           ----------------------------------------------------------------------

 OPERATING EXPENSES
 Cost of gas                                                         -         780,776         64,607            4         44,711
 Operation and maintenance                                          98          27,607              -        3,936          2,164
 Depreciation, depletion and amortization                            -           1,229              -            -              8
 Property and other taxes                                            1             269             69            -            136
 Property write-downs and restructuring charges                      -               -              -            -              -
                                                           ----------------------------------------------------------------------

                                                                    99         809,881         64,676        3,940         47,019
                                                           ----------------------------------------------------------------------

 OPERATING INCOME (LOSS)                                           (99)        (14,994)         7,762        1,344            112
                                                           ----------------------------------------------------------------------

 EQUITY IN EARNINGS OF JOINT VENTURES AND SUBSIDIARIES               -             886              -        1,812         22,394
                                                           ----------------------------------------------------------------------

 OTHER INCOME AND (DEDUCTIONS)
 Interest income                                                    64             687            160          765            107
 Interest on long-term debt                                          -               -              -            -              -
 Other interest expense                                              -          (5,348)          (181)        (196)        (1,832)
 Investment losses                                                   -               -              -            -              -
 Minority interest                                                   -               -              -            -              -
 Other                                                              (3)          6,014              -         (220)         5,036
                                                           ----------------------------------------------------------------------

                                                                    61           1,353            (21)         349          3,311
                                                           ----------------------------------------------------------------------

 INCOME (LOSS) FROM CONTINUING OPERATIONS
      BEFORE INCOME TAXES                                          (38)        (12,755)         7,741        3,505         25,817
 INCOME TAX PROVISION (BENEFIT)                                    (22)         (4,427)         2,709        1,229          8,873
                                                           ----------------------------------------------------------------------

 INCOME (LOSS) FROM CONTINUING OPERATIONS                          (16)         (8,328)         5,032        2,276         16,944
 DISCONTINUED OPERATIONS, NET OF TAXES                               -               -              -            -              -
                                                           ----------------------------------------------------------------------
 NET INCOME (LOSS)                                         $       (16)  $      (8,328)     $   5,032  $     2,276   $     16,944
                                                           ======================================================================

                                                                                          CONSOLIDATED
                                                                                              MCNIC
                                                           CONSOLIDATED   CONSOLIDATED     PIPELINE &                      TOTAL
                                                              INT'L       DISCONTINUED     PROCESSING     ELIMINATIONS      GAS
                                                             SERVICES    E&P OPERATIONS       GROUP       AND RECLASSES   SERVICES
                                                           ------------------------------------------------------------------------
 OPERATING REVENUES
 Gas and oil sales                                         $         -   $     200,265     $         -   $    (200,265)  $ 914,050
 Transportation                                                      -               -          12,728               -      12,728
 Other                                                               -           6,837           8,473          (6,837)     14,163
                                                           -----------------------------------------------------------------------

                                                                     -         207,102          21,201        (207,102)    940,941
                                                           -----------------------------------------------------------------------

 OPERATING EXPENSES
 Cost of gas                                                         -               -          12,045         (93,338)    808,805
 Operation and maintenance                                       2,464          87,454          15,051         (54,508)     84,266
 Depreciation, depletion and amortization                          200          80,576           1,705         (80,576)      3,142
 Property and other taxes                                            -          10,050             983         (10,050)      1,458
 Property write-downs and restructuring charges                  2,469         416,977         137,681        (416,976)    140,151
                                                           -----------------------------------------------------------------------

                                                                 5,133         595,057         167,465        (655,448)  1,037,822
                                                           -----------------------------------------------------------------------

 OPERATING INCOME (LOSS)                                        (5,133)       (387,955)       (146,264)        448,346     (96,881)
                                                           -----------------------------------------------------------------------

 EQUITY IN EARNINGS OF JOINT VENTURES AND SUBSIDIARIES           6,152               -          29,987              11      61,242
                                                           -----------------------------------------------------------------------

 OTHER INCOME AND (DEDUCTIONS)
 Interest income                                                   837             426           1,001            (427)      3,620
 Interest on long-term debt                                      1,515         (13,677)          3,346          13,676       4,860
 Other interest expense                                         (1,704)        (37,381)        (17,727)         37,381     (26,988)
 Investment losses                                                   -          (6,135)              -           6,135           -
 Minority interest                                                   -               -             265               -         265
 Other                                                               -             566             260            (310)     11,343
                                                           -----------------------------------------------------------------------

                                                                   648         (56,201)        (12,855)         56,455      (6,900)
                                                           -----------------------------------------------------------------------

 INCOME (LOSS) FROM CONTINUING OPERATIONS
      BEFORE INCOME TAXES                                        1,667        (444,156)       (129,132)        504,812     (42,539)
 INCOME TAX PROVISION (BENEFIT)                                   (660)       (171,365)        (46,892)        181,833     (28,722)
                                                           -----------------------------------------------------------------------

 INCOME (LOSS) FROM CONTINUING OPERATIONS                        2,327        (272,791)        (82,240)        322,979     (13,817)
 DISCONTINUED OPERATIONS, NET OF TAXES                               -        (272,791)              -               -    (272,791)
                                                           -----------------------------------------------------------------------
 NET INCOME (LOSS)                                         $     2,327   $           -       $ (82,240)       $ 50,188   $(286,608)
                                                           =======================================================================

                             MCN ENERGY GROUP INC.
                                  GAS SERVICES
                 CONSOLIDATING STATEMENT OF FINANCIAL POSITION
                                 (IN THOUSANDS)
                            AS OF DECEMBER 31, 1998
                                  (UNAUDITED)
                                   (RESTATED)


                                                                            CONSOLIDATED                  MCNIC     CONSOLIDATED
                                                                COENERGY      COENERGY     COENERGY        GAS          MCNIC
                                                                CANADIAN       TRADING     SUPPLY CO.   STORAGE CO.    POWER CO.
                                                            ------------------------------------------------------------------------
 ASSETS

 CURRENT ASSETS
 Cash and temporary cash investments
      at cost (which approximates market value)                   $ 1,729        $ 4,068          $ 20           $ 26         $ 599
 Accounts receivable                                                    -        141,263        13,976         42,791        16,266
 Less: Allowance for doubtful account                                   -            653             -              -             -
 Gas in inventory                                                       -         88,734             -              -         1,684
 Property taxes assessed applicable to future periods                   -              -             -              -             -
 Other                                                                  -        (12,461)            -             40           114
                                                            ------------------------------------------------------------------------

                                                                    1,729        220,951        13,996         42,857        18,663
                                                            ------------------------------------------------------------------------

 DEFERRED CHARGES AND OTHER ASSETS
 Deferred income taxes                                                  -              -             -              -             -
 Investment in debt and equity securities                               -             42             -          1,250           472
 Deferred swap losses and receivables                                   -         51,023             -              -             -
 Other                                                                  -         12,736             -          1,451        19,299
                                                            ------------------------------------------------------------------------

                                                                        -         63,801             -          2,701        19,771
                                                            ------------------------------------------------------------------------

 INVESTMENTS IN AND ADVANCES TO JOINT
      VENTURES AND SUBSIDIARIES                                         -          2,325             -         19,710       115,627
                                                            ------------------------------------------------------------------------

 PROPERTY, PLANT AND EQUIPMENT, AT COST                                 -          3,781             -             19         3,865
 Less: Accumulated depreciation and depletion                           -          1,454             -              1            45
                                                            ------------------------------------------------------------------------

                                                                        -          2,327             -             18         3,820
                                                            ------------------------------------------------------------------------

                                                                  $ 1,729      $ 289,404      $ 13,996       $ 65,286     $ 157,881
                                                            ========================================================================


                                                                                            CONSOLIDATED
                                                                                               MCNIC
                                                             CONSOLIDATED    CONSOLIDATED    PIPELINE &                       TOTAL
                                                                 INT'L       DISCONTINUED    PROCESSING    ELIMINATIONS        GAS
                                                               SERVICES     E&P OPERATIONS     GROUP      AND RECLASSES     SERVICES
                                                            ------------------------------------------------------------------------
 ASSETS

 CURRENT ASSETS
 Cash and temporary cash investments
      at cost (which approximates market value)                  $ 20         $ 30,493         $ (544)       $ (2,475)     $ 33,936
 Accounts receivable                                                -           71,799          8,961         (18,403)      276,653
 Less: Allowance for doubtful account                               -                -              -               -           653
 Gas in inventory                                                   -                -              -               -        90,418
 Property taxes assessed applicable to future periods               -                -          1,167               -         1,167
 Other                                                            816              736          4,338               2        (6,415)
                                                            ------------------------------------------------------------------------

                                                                  836          103,028         13,922         (20,876)      395,106
                                                            ------------------------------------------------------------------------

 DEFERRED CHARGES AND OTHER ASSETS
 Deferred income taxes                                              -                -              -               -             -
 Investment in debt and equity securities                           -                -              -               -         1,764
 Deferred swap losses and receivables                               -                -              -               -        51,023
 Other                                                          8,577           72,618          1,808           1,555       118,044
                                                            ------------------------------------------------------------------------

                                                                8,577           72,618          1,807           1,555       170,831
                                                            ------------------------------------------------------------------------

 INVESTMENTS IN AND ADVANCES TO JOINT
      VENTURES AND SUBSIDIARIES                               136,541                3        503,548               2       777,756
                                                            ------------------------------------------------------------------------

 PROPERTY, PLANT AND EQUIPMENT, AT COST                         4,781        1,040,047         48,707              (2)    1,101,198
 Less: Accumulated depreciation and depletion                     200          224,795          3,371              (1)      229,865
                                                            ------------------------------------------------------------------------

                                                                4,581          815,252         45,336              (1)      871,333
                                                            ------------------------------------------------------------------------

                                                            $ 150,535        $ 990,901      $ 564,614       $ (19,320)  $ 2,215,026
                                                            ========================================================================

                              MCN ENERGY GROUP INC.
                                  GAS SERVICES
                  CONSOLIDATING STATEMENT OF FINANCIAL POSITION
                                 (IN THOUSANDS)
                             AS OF DECEMBER 31, 1998
                                   (UNAUDITED)
                                   (RESTATED)

                                                                             CONSOLIDATED                   MCNIC      CONSOLIDATED
                                                                COENERGY      COENERGY      COENERGY        GAS          MCNIC
                                                                CANADIAN       TRADING       SUPPLY      STORAGE CO.    POWER CO.
                                                            ------------------------------------------------------------------------
 LIABILITIES AND CAPITALIZATION
 CURRENT LIABILITIES
 Accounts payable                                                 $ 1,320      $ 109,015      $ 9,077       $ 18,679      $ 10,999
 Notes payable                                                          -         56,606         4,216          3,875        43,888
 Current portion of long-term debt and capital lease
      obligations                                                       -              -             -              -             -
 Federal income, property and other taxes
      payable                                                        (126)        (7,473)          117          1,131         3,729
 Gas payable                                                            -         17,332             -              -             -
 Other                                                                  8            461            14             20            40
                                                            ------------------------------------------------------------------------

                                                                    1,202        175,941        13,424         23,705        58,656
                                                            ------------------------------------------------------------------------
 DEFERRED CREDITS AND OTHER LIABILITIES
 Accumulated deferred income taxes                                      -            654             -          1,464         8,044
 Deferred swap gains and payables                                       -              -             -              -             -
 Minority interest                                                      -         62,956             -              -             -
 Other                                                                  -          4,921             -          3,097         1,977
                                                            ------------------------------------------------------------------------

                                                                        -         68,531             -          4,561        10,021
                                                            ------------------------------------------------------------------------
 CAPITALIZATION
 Long-term debt, including capital lease obligations                    -              -             -            788         1,200
 Common shareholders' equity                                          527         44,932           572         36,232        88,004
                                                            ------------------------------------------------------------------------

                                                                      527         44,932           572         37,020        89,204
                                                            ------------------------------------------------------------------------

                                                                  $ 1,729      $ 289,404      $ 13,996       $ 65,286     $ 157,881
                                                            ========================================================================


                                                                                            CONSOLIDATED
                                                                                                MCNIC
                                                              CONSOLIDATED   CONSOLIDATED     PIPELINE &                      TOTAL
                                                                INT'L        DISCONTINUED    PROCESSING    ELIMINATIONS       GAS
                                                               SERVICES     E&P OPERATIONS      GROUP      AND RECLASSES    SERVICES
                                                            ------------------------------------------------------------------------
 LIABILITIES AND CAPITALIZATION
 CURRENT LIABILITIES
 Accounts payable                                                 $ 640        $ 86,951      $ 28,223       $ (19,322)    $ 245,582
 Notes payable                                                   26,011         368,836       310,929              (1)      814,360
 Current portion of long-term debt and capital lease
      obligations                                                     -           1,433             -               -         1,433
 Federal income, property and other taxes
      payable                                                       204           6,301           144               -         4,027
 Gas payable                                                          -               -             -               -        17,332
 Other                                                              140           2,908         3,553               3         7,147
                                                            ------------------------------------------------------------------------

                                                                 26,995         466,429       342,849         (19,320)    1,089,881
                                                            ------------------------------------------------------------------------
 DEFERRED CREDITS AND OTHER LIABILITIES
 Accumulated deferred income taxes                                    -         (28,872)      (10,089)              -       (28,799)
 Deferred swap gains and payables                                     -               -             -               -        62,956
 Minority interest                                                    -               -         2,697               -         2,697
 Other                                                                -           2,500             -               -        12,495
                                                            ------------------------------------------------------------------------

                                                                      -         (26,372)       (7,392)              -        49,349
                                                            ------------------------------------------------------------------------
 CAPITALIZATION
 Long-term debt, including capital lease obligations                  -             929            79               -         2,996
 Common shareholders' equity                                    123,540         549,915       229,078               -     1,072,800
                                                            ------------------------------------------------------------------------

                                                                123,540         550,844       229,157               -     1,075,796
                                                            ------------------------------------------------------------------------

                                                              $ 150,535       $ 990,901     $ 564,614       $ (19,320)   $2,215,026
                                                            ========================================================================

                             MCN ENERGY GROUP INC.
                      MCNIC PIPELINE & PROCESSING COMPANY
                     CONSOLIDATING STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)


                                           PIPELINE &              OFFSHORE
                                           PROCESSING              PIPELINE   MICHIGAN  MOBILE BAY                          MCNIC
                                            COMPANY      JONAH     AND PROC.  HOLDINGS   PIPELINE   INDIANA    METHANOL     RODEO
                                             PARENT    PIPELINE    COMPANY      INC.     COMPANY    GATHERING  COMPANIES  GATHERING
                                           -----------------------------------------------------------------------------------------
 OPERATING REVENUES
 Gas sales                                  $      -      $    -      $   -     $    -      $    -      $   -     $    -      $   -
 Transportation                               12,080           -          -        438           -        210          -          -
 Other                                            13           -          -      7,946           -        120          -          -
                                           -----------------------------------------------------------------------------------------

                                              12,093           -          -      8,384           -        330          -          -
                                           -----------------------------------------------------------------------------------------

 OPERATING EXPENSES
 Cost of gas                                  12,038           -          -          8           -          -          -          -
 Operation and maintenance                     3,484           -          -      2,243         (43)       184          -          -
 Depreciation, depletion and amortization        141           5          -      1,403          78         61          9          -
 Property and other taxes                          3           -         26        431         185         10          -          -
 Property write-downs and
   restructuring charges                     137,681           -          -          -           -          -          -          -
                                           -----------------------------------------------------------------------------------------

                                             153,347           5         26      4,085         220        255          9          -
                                           -----------------------------------------------------------------------------------------

 OPERATING INCOME                           (141,254)         (5)       (26)     4,299        (220)        75         (9)         -
                                           -----------------------------------------------------------------------------------------

 EQUITY IN EARNINGS OF JOINT VENTURES
 AND SUBSIDIARIES                             15,551       1,890        170      5,708       5,591          -      2,743        562
                                           -----------------------------------------------------------------------------------------

 OTHER INCOME AND (DEDUCTIONS)
 Interest income                               5,616           -          -         41           -          -          -          -
 Interest on long-term debt                    3,096           -          -          -         250          -          -          -
 Other interest expense                      (17,718)          -        (10)    (1,562)     (3,094)         -          -          -
 Other                                           240           -          -       (169)          -          -          -          -
                                           -----------------------------------------------------------------------------------------

                                              (8,766)          -        (10)    (1,690)     (2,844)         -          -          -
                                           -----------------------------------------------------------------------------------------

 INCOME BEFORE INCOME TAXES                 (134,469)      1,885        134      8,317       2,527         75      2,734        562
 INCOME TAX PROVISION (BENEFIT)              (52,229)        660         47      3,097         748          -        957        227
                                           -----------------------------------------------------------------------------------------

 NET INCOME (LOSS)                         $ (82,240)    $ 1,225       $ 87    $ 5,220     $ 1,779       $ 75    $ 1,777      $ 335
                                           =========================================================================================



                                                                                                  AMERICAN
                                                                                MCNIC     PSCO2    CENTRAL     MOBILE
                                           EAST COAST               MCNIC       VECTOR    PETRO-   EASTERN    BAY PROC   COAL FINES
                                           PIPELINE   COPANO/KCS  MILLENNIUM   COMPANY   SOURCE)    TEXAS      COMPANY      CONSOL
                                           -----------------------------------------------------------------------------------------
OPERATING REVENUES
Gas sales                                   $     -     $     -      $   -      $   -      $    -    $     -       $  -    $      -
Transportation                                    -           -          -          -           -          -          -           -
Other                                             -           -          -          -           -          -          -         394
                                           -----------------------------------------------------------------------------------------

                                                  -           -          -          -           -          -          -         394
                                           -----------------------------------------------------------------------------------------

OPERATING EXPENSES
Cost of gas                                       -           -          -          -           -          -          -           -
Operation and maintenance                         -           -          -          -           -          -          -       9,182
Depreciation, depletion and amortization          -           6          -          -           -          -          -           3
Property and other taxes                          -           -          -          -           -          -          -         328
Property write-downs and
  restructuring charges                           -           -          -          -           -          -          -           -
                                           -----------------------------------------------------------------------------------------

                                                  -           6          -          -           -          -          -       9,513
                                           -----------------------------------------------------------------------------------------

OPERATING INCOME                                  -          (6)         -          -           -          -          -      (9,119)
                                           -----------------------------------------------------------------------------------------

EQUITY IN EARNINGS OF JOINT VENTURES
AND SUBSIDIARIES                              2,477       1,877        243        214       1,136      6,215         69           -
                                           -----------------------------------------------------------------------------------------

OTHER INCOME AND (DEDUCTIONS)
Interest income                                   -           -          -          -           -          -          -           -
Interest on long-term debt                        -           -          -          -           -          -          -           -
Other interest expense                            -           -          -          -           -          -          -           -
Other                                             -           -          -          -           -          -         19         457
                                           -----------------------------------------------------------------------------------------

                                                  -           -          -          -           -          -         19         457
                                           -----------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                    2,477       1,871        243        214       1,136      6,215         88      (8,662)
INCOME TAX PROVISION (BENEFIT)                    1         655          -          -         398      2,175         31      (3,659)
                                           -----------------------------------------------------------------------------------------

NET INCOME (LOSS)                           $ 2,476     $ 1,216      $ 243      $ 214      $  738    $ 4,040      $  57    $ (5,003)
                                           =========================================================================================









                                           PIPELINE &    PIPELINE &
                                           PROCESSING    PROCESSING
                                            COMPANY       COMPANY
                                          ELIMINATIONS    CONSOL.
                                          -------------------------
 OPERATING REVENUES
 Gas sales                                $      -    $       -
 Transportation                                  -       12,728
Other                                            -        8,473
                                          -------------------------

                                                 -       21,201
                                         --------------------------
 OPERATING EXPENSE:
 Cost of gas                                    (1)      12,045
 Operation and maintenance                       1       15,051
 Depreciation, depletion and amortization       (1)       1,705
 Property and other taxes                        -          983
 Property write-downs and
   restructuring charges                         -      137,681
                                         --------------------------

                                                (1)     167,264
                                         --------------------------

 OPERATING INCOME                                1     (146,264)
                                         --------------------------

 EQUITY IN EARNINGS OF JOINT VENTURES
 AND SUBSIDIARIES                          (14,459)      29,987
                                         --------------------------

 OTHER INCOME AND (DEDUCTIONS)
 Interest income                            (4,656)       1,001
 Interest on long-term debt                      -        3,346
 Other interest expense                      4,657      (17,727)
 Other                                         (22)         525
                                         --------------------------

                                               (21)     (12,855)
                                         --------------------------

 INCOME BEFORE INCOME TAXES                (14,479)    (129,132)
 INCOME TAX PROVISION (BENEFIT)                  -      (46,892)
                                         --------------------------

 NET INCOME (LOSS)                        $(14,479)   $ (82,240)
                                         ==========================

                              MCN ENERGY GROUP INC.
                       MCNIC PIPELINE & PROCESSING COMPANY
                  CONSOLIDATING STATEMENT OF FINANCIAL POSITION
                                 (IN THOUSANDS)
                             AS OF DECEMBER 31, 1998
                                   (UNAUDITED)


                                                PIPELINE &              OFFSHORE
                                                PROCESSING              PIPELINE   MICHIGAN MOBILE BAY                        MCNIC
                                                 COMPANY      JONAH     AND PROC.  HOLDINGS  PIPELINE  INDIANA   METHANOL     RODEO
                                                 PARENT      PIPELINE   COMPANY      INC.    COMPANY   GATHERING COMPANIES GATHERING
                                                ------------------------------------------------------------------------------------
 ASSETS

 CURRENT ASSETS
 Cash and temporary cash investments
      at cost (which approximates market value) $   93,110    $      -  $    -     $   739   $      -  $      -  $      -  $      -
 Accounts receivable, net                            3,248         394       -       2,792      1,566       230         -         -
 Property taxes assessed applicable to
      future periods                                     -           -       -           -          -         -         -         -
 Other                                               1,168           -      14       3,541         36         -         -         -
                                                -----------------------------------------------------------------------------------

                                                    97,526         394      14       7,072      1,602       230         -         -
                                                -----------------------------------------------------------------------------------

 DEFERRED CHARGES AND OTHER ASSETS
 Investment in debt and equity securities                -           -       -           -          -         -         -         -
 Other                                                 268           -     115         304        332         -       200         -
                                                -----------------------------------------------------------------------------------

                                                       268           -     115         304        332         -       200         -
                                                -----------------------------------------------------------------------------------

 INVESTMENTS IN AND ADVANCES TO JOINT
      VENTURES AND SUBSIDIARIES                    515,504      11,855   9,133      66,742     91,495         -    53,811     5,990
                                                -----------------------------------------------------------------------------------

 PROPERTY, PLANT AND EQUIPMENT, AT COST            (99,321)        151       -      32,322      3,828     1,223       256         -
 Less: Accumulated depreciation and depletion          158           9       -       3,128        (37)       83        15         -
                                                -----------------------------------------------------------------------------------

                                                   (99,479)        142       -      29,194      3,865     1,140       241         -
                                                -----------------------------------------------------------------------------------

                                                $  513,819    $ 12,391  $9,262     $103,312  $ 97,294  $  1,370  $ 54,252  $  5,990
                                                ===================================================================================




                                                                                                        AMERICAN
                                                                                     MCNIC    PSCO2     CENTRAL  MOBILE
                                                EAST COAST    COPANO/   MCNIC        VECTOR   PETRO-    EASTERN  BAY PROC COAL FINES
                                                PIPELINE        KCS   MILLENNIUM    COMPANY   SOURCE)   TEXAS    CMPANY     CONSOL
                                                ------------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS
Cash and temporary cash investments
     at cost (which approximates market value)  $        -    $      -  $    -     $      -  $      -  $      -  $      -  $     (8)
Accounts receivable, net                                 -           -       -            -         -         -         -       894
Property taxes assessed applicable to
     future periods                                      -           -       -            -         -         -         -       340
Other                                                    -           -       -            -         -         -         -       905
                                                -----------------------------------------------------------------------------------

                                                         -           -       -            -         -         -         -     2,131
                                                -----------------------------------------------------------------------------------

DEFERRED CHARGES AND OTHER ASSETS
Investment in debt and equity securities                 -           -       -            -         -         -         -         -
Other                                                    -           5       -            -         -         -      (100)      684
                                                -----------------------------------------------------------------------------------

                                                         -           5       -            -         -         -      (100)      684
                                                -----------------------------------------------------------------------------------

INVESTMENTS IN AND ADVANCES TO JOINT
     VENTURES AND SUBSIDIARIES                      24,458      43,963   2,701        8,067    25,068    66,327    37,695         -
                                                -----------------------------------------------------------------------------------

PROPERTY, PLANT AND EQUIPMENT, AT COST                  28         189       5            1       610         -     1,146   108,269
Less: Accumulated depreciation and depletion             -          11       -            -         -         -         -         3
                                                -----------------------------------------------------------------------------------

                                                        28         178       5            1       610         -     1,146   108,266
                                                -----------------------------------------------------------------------------------

                                                $   24,486    $ 44,146 $ 2,706     $  8,068  $ 25,678  $ 66,327   $38,741  $111,081
                                                ===================================================================================


                                                  PIPELINE &   PIPELINE &
                                                 PROCESSING    PROCESSING
                                                  COMPANY       COMPANY
                                                ELIMINATICONS   CONSOL.
                                                --------------------------
ASSETS

CURRENT ASSETS
Cash and temporary cash investments
     at cost (which approximates market value)  $  (94,385)   $   (544)
Accounts receivable                                   (163)      8,961
Property taxes assessed applicable to
     future periods                                    827       1,167
Other                                               (1,326)      4,338
                                                ----------------------

                                                   (95,047)     13,922
                                                ----------------------

DEFERRED CHARGES AND OTHER ASSETS
Investment in debt and equity securities                 -           -
Other                                                    -       1,808
                                                ----------------------

                                                         -       1,808
                                                ----------------------

INVESTMENTS IN AND ADVANCES TO JOINT
     VENTURES AND SUBSIDIARIES                    (459,261)    503,548
                                                ----------------------

PROPERTY, PLANT AND EQUIPMENT, AT COST                   -      48,707
Less: Accumulated depreciation and depletion             1       3,371
                                                ----------------------

                                                        (1)     45,336
                                                ----------------------
                                                $ (554,309)   $564,614
                                                ======================

                              MCN ENERGY GROUP INC.
                       MCNIC PIPELINE & PROCESSING COMPANY
                  CONSOLIDATING STATEMENT OF FINANCIAL POSITION
                                 (IN THOUSANDS)
                             AS OF DECEMBER 31, 1998
                                   (UNAUDITED)

                                        PIPELINE &         OFFSHORE
                                        PROCESSING         PIPELINE  MICHIGAN   MOBILE BAY                       MCNIC
                                         COMPANY   JONAH   AND PROC. HOLDINGS   PIPELINE   INDIANA   METHANOL    RODEO   EAST COAST
                                         PARENT   PIPELINE COMPANY     INC.     COMPANY   GATHERING  COMPANIES GATHERING  PIPELINE
                                        -------------------------------------------------------------------------------------------
 LIABILITIES AND CAPITALIZATION

 CURRENT LIABILITIES
 Accounts payable                       $ 18,925  $     -  $     4   $    838  $      16  $     82   $     -   $       -  $      -
 Notes payable                           310,929        -        -     40,681     53,704         -         -           -         -
 Federal income, property and other
      taxes payable                         (641)    (159)       -      1,107        111        10      (229)         65         -
 Other                                     2,884        -        -        211        251         -        (1)        706         -
                                        ------------------------------------------------------------------------------------------

                                         332,097     (159)       4     42,837     54,082        92      (230)        771         -
                                        ------------------------------------------------------------------------------------------

 DEFERRED CREDITS AND OTHER LIABILITIES
 Accumulated deferred income taxes       (47,357)     429    1,210      8,191     11,045         -    11,427         167        (3)
 Minority interest                             -        -        -      2,235          -         -         -           -         -
                                        ------------------------------------------------------------------------------------------

                                         (47,357)     429    1,210     10,426     11,045         -    11,427         167        (3)
                                        ------------------------------------------------------------------------------------------

 CAPITALIZATION
 Long-term debt, including capital
      lease obligations                        -        -       79          -          -         -         -           -         -
 Common shareholders' equity             229,079   12,121    7,969     50,049     32,167     1,278    43,055       5,052    24,489
                                        ------------------------------------------------------------------------------------------

                                         229,079   12,121    8,048     50,049     32,167     1,278    43,055       5,052    24,489
                                        ------------------------------------------------------------------------------------------

                                        $513,819  $12,391  $ 9,262   $103,312  $  97,294  $  1,370   $54,252   $   5,990  $ 24,486
                                        ==========================================================================================


                                                                                AMERICAN                      PIPELINE & PIPELINE &
                                                              MCNIC    PSCO2    CENTRAL   MOBILE             PROCESSING  PROCESSING
                                                    MCNIC     VECTOR   PETRO-   EASTERN  BAY PROC COAL FINES  COMPANY     COMPANY
                                       COPANO/KCS MILLENNIUM  COMPANY  SOURCE)   TEXAS   COMPANY    CONSOL  ELIMINATIONS  CONSOL.
                                       --------------------------------------------------------------------------------------------
LIABILITIES AND CAPITALIZATION

CURRENT LIABILITIES
Accounts payable                       $       -  $       -   $     -  $     -  $     -  $     -  $  8,513  $      (155) $   28,223
Notes payable                                  -          -         -        -        -        -         -      (94,385)    310,929
Federal income, property and other
     taxes payable                          (840)         -         -     (222)      80        -       863           (1)        144
Other                                         (1)         -         -        -        -        -         -         (497)      3,553
                                       --------------------------------------------------------------------------------------------

                                            (841)         -         -     (222)      80        -     9,376      (95,038)    342,849
                                       --------------------------------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES
Accumulated deferred income taxes          1,221          -         -      404      574       (4)    2,607            -     (10,089)
Minority interest                              -          -         -        -        -        -        72          390       2,697
                                       --------------------------------------------------------------------------------------------

                                           1,221          -         -      404      574       (4)    2,679          390      (7,392)
                                       --------------------------------------------------------------------------------------------

CAPITALIZATION
Long-term debt, including capital
     lease obligations                         -          -         -        -        -        -         -            -          79
Common shareholders' equity               43,766      2,706     8,068   25,496   65,673   38,745    99,026     (459,661)    229,078
                                       --------------------------------------------------------------------------------------------

                                          43,766      2,706     8,068   25,496   65,673   38,745    99,026     (459,661)    229,157
                                       --------------------------------------------------------------------------------------------

                                       $  44,146  $   2,706   $ 8,068  $25,678  $66,327  $38,741  $111,081  $  (554,309) $  564,614
                                       ============================================================================================

                             MCN ENERGY GROUP INC.
                            COENERGY TRADING COMPANY
                     CONSOLIDATING STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)
                                   (RESTATED)

                                                                                            COENERGY
                                                                           COENERGY          SALES &
                                                                            TRADING         COENERGY
                                                                            COMPANY         DEV. CO.           ELIM.
                                                                       --------------------------------------------------------

 OPERATING REVENUES
 Gas sales                                                                   $  792,529          $     -            $    -
 Other                                                                            2,358                -                 -
                                                                       --------------------------------------------------------

                                                                                794,887                -                 -
                                                                       --------------------------------------------------------

 OPERATING EXPENSES
 Cost of gas                                                                    780,776                -                 -
 Operation and maintenance                                                       27,607                -                 -
 Depreciation, depletion and amortization                                         1,229                -                 -
 Property and other taxes                                                           269                -                 -
                                                                       --------------------------------------------------------

                                                                                809,881                -                 -
                                                                       --------------------------------------------------------

 OPERATING INCOME (Loss)                                                        (14,994)               -                 -
                                                                       --------------------------------------------------------

 EQUITY IN EARNINGS (LOSSES) OF JOINT VENTURES AND SUBSIDIARIES                   1,525           (1,825)            1,186
                                                                       --------------------------------------------------------

 OTHER INCOME AND (DEDUCTIONS)
 Interest income                                                                    687                -                 -
 Other interest expense                                                          (5,348)               -                 -
 Other                                                                            6,014                -                 -
                                                                       --------------------------------------------------------

                                                                                  1,353                -                 -
                                                                       --------------------------------------------------------

 INCOME BEFORE INCOME TAXES                                                     (12,116)          (1,825)            1,186
 INCOME TAX PROVISION (BENEFIT)                                                  (3,788)             (639)                -
                                                                       --------------------------------------------------------

 NET INCOME (LOSS)                                                           $   (8,328)        $ (1,186)          $ 1,186
                                                                       ========================================================


                                                                         COENERGY
                                                                          TRADING
                                                                          CONSOL.
                                                                       -------------

 OPERATING REVENUES
 Gas sales                                                              $   792,529
 Transportation                                                                   -
 Other                                                                        2,358
                                                                       -------------

                                                                            794,887
                                                                       -------------

 OPERATING EXPENSES
 Cost of gas                                                                780,776
 Operation and maintenance                                                   27,607
 Depreciation, depletion and amortization                                     1,229
 Property and other taxes                                                       269
                                                                       -------------

                                                                            809,881
                                                                       -------------

 OPERATING INCOME                                                           (14,994)
                                                                       -------------

 EQUITY IN EARNINGS OF JOINT VENTURES AND SUBSIDIARIES                          886
                                                                       -------------

 OTHER INCOME AND (DEDUCTIONS)
 Interest income                                                                687
 Other interest expense                                                      (5,348)
 Other                                                                        6,014
                                                                       -------------

                                                                              1,353
                                                                       -------------

 INCOME BEFORE INCOME TAXES                                                 (12,755)
 INCOME TAX PROVISION (BENEFIT)                                              (4,427)
                                                                       -------------

 NET INCOME (LOSS)                                                      $    (8,328)
                                                                       =============

                             MCN ENERGY GROUP INC.
                           COENERGY TRADING COMPANIES
                 CONSOLIDATING STATEMENT OF FINANCIAL POSITION
                                 (IN THOUSANDS)
                            AS OF DECEMBER 31, 1998
                                  (UNAUDITED)
                                   (RESTATED)


                                                                                            COENERGY
                                                                           COENERGY          SALES &
                                                                            TRADING         COENERGY
                                                                            COMPANY         DEV. CO.           ELIM.
                                                                       --------------------------------------------------------

 ASSETS
 CURRENT ASSETS
 Cash and temporary cash investments
      at cost (which approximates market value)                               $   4,068          $     -          $      -
 Accounts receivable, net                                                       140,610                -                 -
 Gas in inventory                                                                88,734                -                 -
 Other                                                                          (12,461)               -                 -
                                                                       --------------------------------------------------------

                                                                                220,951                -                 -
                                                                       --------------------------------------------------------

 DEFERRED CHARGES AND OTHER ASSETS
 Deferred income taxes                                                                -                -                 -
 Investments in debt and equity services                                             42                -                 -
 Deferred swap losses and receivables                                            51,023                -                 -
 Other                                                                           12,736                -                 -
                                                                       --------------------------------------------------------

                                                                                 63,801                -                 -
                                                                       --------------------------------------------------------

 INVESTMENTS IN AND ADVANCES TO JOINT
      VENTURES AND SUBSIDIARIES                                                   2,964            4,835            (5,474)
                                                                       --------------------------------------------------------

 PROPERTY, PLANT AND EQUIPMENT, AT COST                                           3,781                -                 -
 Less: Accumulated depreciation and depletion                                    (1,454)               -                 -
                                                                       --------------------------------------------------------

                                                                                  2,327                -                 -
                                                                       --------------------------------------------------------

                                                                              $ 290,043          $ 4,835          $ (5,474)
                                                                       ========================================================


                                                                       COENERGY
                                                                        TRADING
                                                                        COMPANY
                                                                        CONSOL.
                                                                       -------------

 ASSETS
 CURRENT ASSETS
 Cash and temporary cash investments
      at cost (which approximates market value)                           $   4,068
 Accounts receivable, net                                                   140,610
 Gas in inventory                                                            88,734
 Other                                                                      (12,461)
                                                                       -------------

                                                                            220,951
                                                                       -------------

 DEFERRED CHARGES AND OTHER ASSETS
 Deferred income taxes                                                            -
 Investments in debt and equity services                                         42
 Deferred swap losses and receivables                                        51,023
 Other                                                                       12,736
                                                                       -------------

                                                                             63,801
                                                                       -------------

 INVESTMENTS IN AND ADVANCES TO JOINT
      VENTURES AND SUBSIDIARIES                                               2,325
                                                                       -------------

 PROPERTY, PLANT AND EQUIPMENT, AT COST                                       3,781
 Less: Accumulated depreciation and depletion                                (1,454)
                                                                       -------------

                                                                              2,327
                                                                       -------------

                                                                          $ 289,404
                                                                       =============

                             MCN ENERGY GROUP INC.
                            COENERGY TRADING COMPANY
                 CONSOLIDATING STATEMENT OF FINANCIAL POSITION
                                 (IN THOUSANDS)
                            AS OF DECEMBER 31, 1998
                                  (UNAUDITED)
                                   (RESTATED)

                                                                              COENERGY                          COENERGY
                                                           COENERGY            SALES &                           TRADING
                                                            TRADING           COENERGY                           COMPANY
                                                            COMPANY            DEV. CO.           ELIM.           CONSOL.
                                                     ---------------------------------------------------------------------

 LIABILITIES AND CAPITALIZATION

 CURRENT LIABILITIES
 Accounts payable                                           $ 126,347          $     -          $      -        $ 126,347
 Notes payable                                                 56,606                -                 -           56,606
 Federal income, property and other taxes
      payable                                                  (7,249)            (224)                -           (7,473)
 Other                                                            461                -                 -              461
                                                     ---------------------------------------------------------------------

                                                              176,165             (224)                -          175,941
                                                     ---------------------------------------------------------------------

 DEFERRED CREDITS AND OTHER LIABILITIES
 Deferred income taxes                                          1,069             (415)                -              654
 Deferred swap gains and payables                              62,956                -                 -           62,956
 Other                                                          4,921                -                 -            4,921
                                                     ---------------------------------------------------------------------

                                                               68,946             (415)                -           68,531
                                                     ---------------------------------------------------------------------

 CAPITALIZATION
 Common shareholders' equity                                   44,932            5,474            (5,474)          44,932
                                                     ---------------------------------------------------------------------

                                                               44,932            5,474            (5,474)          44,932
                                                     ---------------------------------------------------------------------

                                                            $ 290,043          $ 4,835          $ (5,474)       $ 289,404
                                                     =====================================================================






                             MCN ENERGY GROUP INC.
                            MCNIC OIL & GAS COMPANY
                         (DISCONTINUED E&P OPERATIONS)
                     CONSOLIDATING STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)


                                                           MCNIC                             GREEN      GREEN               MCNIC
                                                         OIL & GAS    ELMIRA     WARNER      RIVER       OAK   GEOTREND   ENHANCED
                                                         ---------------------------------------------------------------------------
 OPERATING REVENUES
 Gas and oil sales                                        $ 17,385   $ 19,268   $ 13,776    $ 1,734      $  -  $ 13,779   $  5,030
 Transportation                                                  -          -          -          -         -         -          -
 Other                                                         624        318          -          -        (2)       49         (6)
                                                         -------------------------------------------------------------------------

                                                            18,009     19,586     13,776      1,734        (2)   13,828      5,024
                                                         -------------------------------------------------------------------------

 OPERATING EXPENSES
 Operation and maintenance                                  14,298      6,770      8,129        845        49     4,368      3,145
 Depreciation, depletion and amortization                   (2,714)     6,682      4,667        597         -     4,529      2,600
 Property and other taxes                                      461      1,042      1,109         26      (102)    1,019        334
 Property write-downs                                      416,977          -          -          -         -         -          -
                                                         -------------------------------------------------------------------------

                                                           429,022     14,494     13,905      1,468       (53)    9,916      6,079
                                                         -------------------------------------------------------------------------

 OPERATING INCOME                                          411,013)     5,092       (129)       266        51     3,912     (1,055)
                                                         -------------------------------------------------------------------------

 EQUITY IN EARNINGS OF JOINT VENTURES AND SUBSIDIARIES       3,898          -          -          -         -         -          -
                                                         -------------------------------------------------------------------------

 OTHER INCOME AND (DEDUCTIONS)
 Interest income                                            35,207          -          -          -         -         -         47
 Interest on long-term debt                                (20,109)       129        153          -         -       719      1,094
 Other interest expense                                    (37,124)         -       (191)         -         -       (12)    (2,411)
 Investment losses                                               -          -          -          -         -         -          -
 Other                                                         (43)         -          -          -         -         -          -
                                                         -------------------------------------------------------------------------

                                                           (22,069)       129        (38)         -         -       707     (1,270)
                                                         ------------------------------------------------------------------------

 INCOME (LOSS) FROM CONTINUING OPS. BEFORE  INCOME TAXES  (429,184)     5,221       (167)       266        51     4,619     (2,325)
 INCOME TAX PROVISION (BENEFIT)                           (156,393)      (266)     2,050        393       (18)   (1,439)     1,024
                                                         -------------------------------------------------------------------------

 NET INCOME (LOSS)                                       $(272,791)   $ 4,955    $ 1,883      $ 659      $ 33  $  3,180   $ (1,301)
                                                         =========================================================================


                                                               MOG     MOG REID     MCNIC      MCNIC
                                                            PROPERTIES PROPERTIES WEST COAST MIDCONTIN
                                                         ---------------------------------------------
 OPERATING REVENUES
 Gas and oil sales                                           $ 57,487   $ 37,688   $ 14,685   $ 18,809
 Transportation                                                     -          -          -          -
 Other                                                          3,635        649        861      1,333
                                                           ---------------------------------------------

                                                               61,122     38,337     15,546     20,142
                                                           ---------------------------------------------

 OPERATING EXPENSES
 Operation and maintenance                                     11,175     21,226     10,530      6,930
 Depreciation, depletion and amortization                      31,846     12,243      3,339     16,787
 Property and other taxes                                       3,606      1,187          -      1,359
 Property write-downs                                               -          -          -          -
                                                           ---------------------------------------------

                                                               46,627     34,656     13,869     25,076
                                                           ---------------------------------------------

 OPERATING INCOME                                              14,495      3,681      1,677     (4,934)
                                                           ---------------------------------------------

 EQUITY IN EARNINGS OF JOINT VENTURES AND SUBSIDIARIES              -          -          -          -
                                                           ---------------------------------------------

 OTHER INCOME AND (DEDUCTIONS)
 Interest income                                                  247          -          -          6
 Interest on long-term debt                                     7,421          -     (3,576)       492
 Other interest expense                                       (22,746)    (4,551)         -     (5,031)
 Investment losses                                                  -          -          -          -
 Other                                                              -          -        609          -
                                                           ---------------------------------------------

                                                              (15,078)    (4,551)    (2,967)    (4,533)
                                                           ---------------------------------------------
 INCOME (LOSS) FROM CONTINUING OPS. BEFORE INCOME TAXES
 INCOME TAX PROVISION (BENEFIT)                                  (583)      (870)    (1,290)    (9,467)
                                                                  978      5,455        703      3,805
                                                           ---------------------------------------------
 NET INCOME (LOSS)
                                                                $ 395    $ 4,585     $ (587)  $ (5,662)
                                                           =============================================




















                                                                                         CONSOLIDATED
                                                            PAGEANT     MCNIC                MCNIC
                                                             CORP     CANADIAN ELIMINATIONS OIL & GAS
                                                           ------------------------------------------

 OPERATING REVENUES
 Gas and oil sales                                          $      -      $ -   $    624     $ 200,265
 Transportation                                                    -        -          -             -
 Other                                                             -        -       (624)        6,837
                                                           -------------------------------------------

                                                                   -        -          -       207,102
                                                           -------------------------------------------

 OPERATING EXPENSES
 Cost of gas                                                       -        -          -             -
 Operation and maintenance                                         -        -        (11)       87,454
 Depreciation, depletion and amortization                          -        -          -        80,576
 Property and other taxes                                          -        -          9        10,050
 Property write-downs                                              -        -          -       416,977
                                                           -------------------------------------------

                                                                   -        -         (2)      595,057
                                                           -------------------------------------------

 OPERATING INCOME                                                  -        -          2      (387,955)
                                                           -------------------------------------------

 EQUITY IN EARNINGS OF JOINT VENTURES AND SUBSIDIARIES             -        -     (3,898)            -
                                                           -------------------------------------------

 OTHER INCOME AND (DEDUCTIONS)
 Interest income                                                   -        -    (35,081)          426
 Interest on long-term debt                                        -        -          -       (13,677)
 Other interest expense                                         (399)       -     35,084       (37,381)
 Investment losses                                                 -        -          -        (6,135)
 Other                                                        (6,135)       -          -           566
                                                           -------------------------------------------

                                                              (6,534)       -          3       (56,201)
                                                           -------------------------------------------
 INCOME (LOSS) FROM CONTINUING OPS. BEFORE INCOME TAXES
 INCOME TAX PROVISION (BENEFIT)                               (6,534)       -     (3,893)     (444,156)
                                                               2,287        -          -      (171,365)
                                                           -------------------------------------------
 NET INCOME (LOSS)
                                                            $ (4,247)     $ -   $ (3,893)    $(272,791)
                                                           ===========================================

                              MCN ENERGY GROUP INC.
                             MCNIC OIL & GAS COMPANY
                          (DISCONTINUED E&P OPERATIONS)
                  CONSOLIDATING STATEMENT OF FINANCIAL POSITION
                                 (IN THOUSANDS)
                             AS OF DECEMBER 31, 1998
                                   (UNAUDITED)


                                                MCNIC                            GREEN      GREEN                MCNIC       MOG
                                              OIL & GAS   ELMIRA     WARNER      RIVER       OAK     GEOTREND  ENHANCED   PROPERTIES
                                             ---------------------------------------------------------------------------------------

 ASSETS
 CURRENT ASSETS
 Cash and temporary cash investments
      at cost (which approximates market
      value)                                  $ 589,772  $       -  $       -   $      -    $     -  $      -   $  1,085   $    156
 Accounts receivable                              9,216      3,260      1,825        326          9     3,568      1,673     35,175
 Other                                            3,444          -        203          -          -        21         50         13
                                             ---------------------------------------------------------------------------------------

                                                602,432      3,260      2,028        326          9     3,589      2,808     35,344
                                             ---------------------------------------------------------------------------------------

 DEFERRED CHARGES AND OTHER ASSETS
 Other                                              402     14,593     16,385      4,244        123     6,634      1,720      4,434
                                             ---------------------------------------------------------------------------------------

                                                    402     14,593     16,385      4,244        123     6,634      1,720      4,434
                                             ---------------------------------------------------------------------------------------

 INVESTMENTS IN AND ADVANCES TO JOINT
      VENTURES AND SUBSIDIARIES                 567,393          -          -          -          -         -          -          4
                                             ---------------------------------------------------------------------------------------

 PROPERTY, PLANT AND EQUIPMENT, AT COST        (326,611)   118,959    127,684     25,524      3,763    94,664     65,973    604,358
 Less: Accumulated depreciation and
      depletion                                 (31,414)    26,800     19,941      4,078      1,353    11,302      6,357     83,476
                                             ---------------------------------------------------------------------------------------

                                               (295,197)    92,159    107,743     21,446      2,410    83,362     59,616    520,882
                                             ---------------------------------------------------------------------------------------

                                              $ 875,030  $ 110,012  $ 126,156   $ 26,016    $ 2,542  $ 93,585   $ 64,144  $ 560,664
                                             =======================================================================================



                                                                                                             CONSOLIDATED
                                              MOG REID     MCNIC      MCNIC     PAGEANT     MCNIC                 MCNIC
                                              PROPERTIES WEST COAST MIDCONTIN    CORP     CANADIAN     ELIM.    OIL & GAS
                                             -----------------------------------------------------------------------------

 ASSETS
 CURRENT ASSETS
 Cash and temporary cash investments
      at cost (which approximates market
      value)                                  $       -    $     -  $   1,047    $     1  $     - $  (561,568) $   30,493
 Accounts receivable                              9,639        603      5,550        (37)   1,320        (328)     71,799
 Other                                                -          -         66          -        -      (3,061)        736
                                             -----------------------------------------------------------------------------

                                                  9,639        603      6,663        (36)   1,320    (564,957)    103,028
                                             -----------------------------------------------------------------------------

 DEFERRED CHARGES AND OTHER ASSETS
 Other                                           16,983       (581)     1,764      5,917       (1)          1      72,618
                                             -----------------------------------------------------------------------------

                                                 16,983       (581)     1,764      5,917       (1)          1      72,618
                                             -----------------------------------------------------------------------------

 INVESTMENTS IN AND ADVANCES TO JOINT
      VENTURES AND SUBSIDIARIES                       -          -          -          -        -    (567,394)          3
                                             -----------------------------------------------------------------------------

 PROPERTY, PLANT AND EQUIPMENT, AT COST         117,529      2,485    205,719          -        -           -   1,040,047
 Less: Accumulated depreciation and
      depletion                                  26,877          -     76,025          -        -           -     224,795
                                             -----------------------------------------------------------------------------

                                                 90,652      2,485    129,694          -        -           -     815,252
                                             -----------------------------------------------------------------------------

                                              $ 117,274    $ 2,507  $ 138,121    $ 5,881  $ 1,319 $(1,132,350) $  990,901
                                             =============================================================================

                              MCN ENERGY GROUP INC.
                             MCNIC OIL & GAS COMPANY
                          (DISCONTINUED E&P OPERATIONS)
                  CONSOLIDATING STATEMENT OF FINANCIAL POSITION
                                 (IN THOUSANDS)
                             AS OF DECEMBER 31, 1998
                                   (UNAUDITED)


                                                MCNIC                            GREEN     GREEN                 MCNIC       MOG
                                              OIL & GAS   ELMIRA     WARNER      RIVER      OAK     GEOTREND   ENHANCED   PROPERTIES
                                             ---------------------------------------------------------------------------------------

 LIABILITIES AND CAPITALIZATION
 CURRENT LIABILITIES
Accounts payable                              $  71,571      $ 967      $ 762       $ 47       $ -      $ 666    $ 1,615   $ (1,507)
 Notes payable                                  369,036          -          -          -         -          -     38,589    343,365
 Current portion of long-term debt and
      capital lease
      obligations                                    71          -      1,226          -         -         74          -         62
 Federal income, property and other taxes
      payable                                    (5,483)       914      1,267         82       (65)       532     (1,442)     3,729
 Other                                            2,929          1         (1)         -         -          -        362      1,775
                                             ---------------------------------------------------------------------------------------

                                                438,124      1,882      3,254        129       (65)     1,272     39,124    347,424
                                             ---------------------------------------------------------------------------------------

 DEFERRED CREDITS AND OTHER LIABILITIES
 Accumulated deferred income taxes             (119,537)    10,288      6,309      2,579       637     (1,273)     4,747     49,533
 Other                                            2,670          -        568          -         -         44          -        148
                                             ---------------------------------------------------------------------------------------

                                               (116,867)    10,288      6,877      2,579       637     (1,229)     4,747     49,681
                                             ---------------------------------------------------------------------------------------

 CAPITALIZATION
 Long-term debt, including capital lease
      obligations                                     -          -          -          -         -          -          -          -
 Common shareholders' equity                    553,773     97,843    116,025     23,308     1,970     93,542     20,273    163,559
                                             ---------------------------------------------------------------------------------------

                                                553,773     97,843    116,025     23,308     1,970     93,542     20,273    163,559
                                             ---------------------------------------------------------------------------------------
                                              $ 875,030   $110,013   $126,156    $26,016    $2,542    $93,585    $64,144   $560,664
                                             =======================================================================================


                                                                                                              CONSOLIDATED
                                              MOG REID     MCNIC     MCNIC     PAGEANT     MCNIC                  MCNIC
                                              PROPERTIES WEST COAST MIDCONTIN   CORP     CANADIAN  ELIMINATION  OIL & GAS
                                             ----------------------------------------------------------------------------

 LIABILITIES AND CAPITALIZATION
 CURRENT LIABILITIES
 Accounts payable                               $ 4,886     $    -   $ 8,222     $   50     $    -     $    (328)  $ 86,951
 Notes payable                                   93,441          -    79,443      6,529          -      (561,567)   368,836
 Current portion of long-term debt and
      capital lease obligations                       -          -         -          -          -             -      1,433
 Federal income, property and other taxes
      payable                                     5,135      1,540        76        (40)        54             2      6,301
 Other                                              459          -       413         35          -        (3,065)     2,908
                                             -------------------------------------------------------------------------------

                                                103,921      1,540    88,154      6,574         54      (564,958)   466,429
                                             -------------------------------------------------------------------------------

 DEFERRED CREDITS AND OTHER LIABILITIES
 Accumulated deferred income taxes                1,895       (739)   16,690          1          -            (2)   (28,872)
 Other                                                -          -         -          -          -          (930)     2,500
                                             -------------------------------------------------------------------------------

                                                  1,895       (739)   16,690          1          -          (932)   (26,372)
                                             -------------------------------------------------------------------------------

 CAPITALIZATION
 Long-term debt, including capital lease
      obligations                                     -          -         -          -          -           929        929
 Common shareholders' equity                     11,458      1,706    33,277       (693)     1,265      (567,391)   549,915
                                             -------------------------------------------------------------------------------

                                                 11,458      1,706    33,277       (693)     1,265      (566,462)   550,844
                                             -------------------------------------------------------------------------------
                                              $ 117,274     $2,507   $138,121    $ 5,881    $1,319   $(1,132,350)  $990,901
                                             ===============================================================================

                             MCN ENERGY GROUP INC.
                              FINANCING COMPANIES
                     CONSOLIDATING STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)


                                                                   MCN              MCN              MCN               MCN
                                                                MICHIGAN          FIN. I           FIN. II          FIN. III
                                                            ----------------------------------------------------------------
 OPERATING REVENUES
 Gas sales                                                    $    -          $     -           $     -          $     -
 Transportation                                                    -                -                 -                -
 Other                                                             -                -                 -                -
                                                            ----------------------------------------------------------------

                                                                   -                -                 -                -
                                                            ----------------------------------------------------------------

 OPERATING EXPENSES
 Cost of gas                                                       -                -                 -                -
 Operation and maintenance                                         1                -                 -                -
 Depreciation, depletion and amortization                          -                -                 -                -
 Property and other taxes                                          -                -                 -                -
                                                            ----------------------------------------------------------------

                                                                   1                -                 -                -
                                                            ----------------------------------------------------------------

 OPERATING INCOME (LOSS)                                          (1)               -                 -                -
                                                            ----------------------------------------------------------------

 EQUITY IN EARNINGS OF JOINT VENTURES AND SUBSIDIARIES             -                -                 -                -
                                                            ----------------------------------------------------------------

 OTHER INCOME AND (DEDUCTIONS)
 Interest income                                               9,478            7,113             1,062            9,885
 Interest on long-term debt                                        -                -                 -                -
 Other interest expense                                            -                -                 -                -
 Gains related to DIGP                                             -                -                 -                -
 Other                                                             -                -                 -                -
                                                            ----------------------------------------------------------------

                                                               9,478            7,113             1,062            9,885
                                                            ----------------------------------------------------------------

 NET INCOME                                                    9,477            7,113             1,062            9,885
                                                            ================================================================




                                                                                              FINANCING
                                                              MCN              MCN            COMPANIES
                                                            FIN. V           FIN. VI          CONSOL.
                                                            -------------------------------------------
 OPERATING REVENUES
 Gas sales                                                  $     -           $     -         $      -
 Transportation                                                   -                 -                -
 Other                                                            -                 -                -
                                                            -------------------------------------------

                                                                  -                 -                -
                                                            -------------------------------------------

 OPERATING EXPENSES
 Cost of gas                                                      -                 -                -
 Operation and maintenance                                        -                 -                1
 Depreciation, depletion and amortization                         -                 -                -
 Property and other taxes                                         -                 -                -
                                                            -------------------------------------------

                                                                  -                 -                1
                                                            -------------------------------------------

 OPERATING INCOME (LOSS)                                          -                 -               (1)
                                                            -------------------------------------------

 EQUITY IN EARNINGS OF JOINT VENTURES AND SUBSIDIARIES            -                 -                -
                                                            -------------------------------------------

 OTHER INCOME AND (DEDUCTIONS)
 Interest income                                              2,708             7,062           37,308
 Interest on long-term debt                                       -                 -                -
 Other interest expense                                           -                 -                -
 Gains related to DIGP                                            -                 -                -
 Other                                                            -                 -                -
                                                            -------------------------------------------

                                                              2,708             7,062           37,308
                                                            -------------------------------------------

 NET INCOME                                                   2,708             7,062           37,307
                                                            ===========================================


                             MCN ENERGY GROUP INC.
                              FINANCING COMPANIES
                 CONSOLIDATING STATEMENT OF FINANCIAL POSITION
                                 (IN THOUSANDS)
                            AS OF DECEMBER 31, 1998
                                  (UNAUDITED)


                                                                               MCN              MCN              MCN
                                                                           MICHIGAN          FIN. I           FIN. II
                                                                       -----------------------------------------------------

 ASSETS
 CURRENT ASSETS
 Cash and temporary cash investments
      at cost (which approximates market value)                         $             -    $           -     $           -
 Accounts receivable                                                                  -                -                 -
 Property taxes assessed applicable to
      future periods                                                                  -                -                 -
 Interest receivable                                                                  -                -             1,062
                                                                       -----------------------------------------------------

                                                                                      -                -             1,062
                                                                       -----------------------------------------------------

 DEFERRED CHARGES AND OTHER ASSETS
 Notes receivable - affiliate                                                   101,100           82,474           103,093
                                                                       -----------------------------------------------------

                                                                                101,100           82,474           103,093
                                                                       -----------------------------------------------------

 INVESTMENTS IN AND ADVANCES TO JOINT
      VENTURES AND SUBSIDIARIES                                                       -                -                 -
                                                                       -----------------------------------------------------

 PROPERTY, PLANT AND EQUIPMENT, AT COST                                               -                -                 -
 Less: Accumulated depreciation and depletion                                         -                -                 -
                                                                       -----------------------------------------------------

                                                                                      -                -                 -
                                                                       -----------------------------------------------------

                                                                        $       101,100    $      82,474     $     104,155
                                                                       =====================================================




                                                                                                      CONSOLIDATED
                                                                            MCN              MCN          FINANCING
                                                                        FIN. III          FIN. VI         COMPANIES
                                                                       -------------------------------------------------

 ASSETS

 CURRENT ASSETS
 Cash and temporary cash investments
      at cost (which approximates market value)                         $          -       $        -        $        -
 Accounts receivable                                                               -                -                 -
 Property taxes assessed applicable to
      future periods                                                               -                -                 -
 Interest receivable                                                               -              589             1,651
                                                                       -------------------------------------------------

                                                                                   -              589             1,651
                                                                       -------------------------------------------------

 DEFERRED CHARGES AND OTHER ASSETS
 Notes receivable - affiliate                                                136,340          103,093           526,100
                                                                       -------------------------------------------------

                                                                             136,340          103,093           526,100
                                                                       -------------------------------------------------

 INVESTMENTS IN AND ADVANCES TO JOINT
      VENTURES AND SUBSIDIARIES                                                    -                -                 -
                                                                       -------------------------------------------------

 PROPERTY, PLANT AND EQUIPMENT, AT COST                                            -                -                 -
 Less: Accumulated depreciation and depletion                                      -                -                 -
                                                                       -------------------------------------------------

                                                                                   -                -                 -
                                                                       -------------------------------------------------

                                                                        $    136,340       $  103,682        $  527,751
                                                                       =================================================

                             MCN ENERGY GROUP INC.
                              FINANCING COMPANIES
                 CONSOLIDATING STATEMENT OF FINANCIAL POSITION
                                 (IN THOUSANDS)
                            AS OF DECEMBER 31, 1998
                                  (UNAUDITED)

                                                                                 MCN               MCN              MCN
                                                                               MICHIGAN          FIN. I           FIN. II
                                                                       ------------------------------------------------------
 LIABILITIES AND CAPITALIZATION

 CURRENT LIABILITIES
 Accounts payable                                                            $        -       $        -        $        -
 Notes payable                                                                        -                -                 -
 Current portion of long-term debt and capital lease
      obligations                                                                     -                -                 -
 Federal income, property and other taxes
      payable                                                                         -                -                 -
 Dividends payable                                                                    -                -             1,062
                                                                       ------------------------------------------------------

                                                                                      -                -             1,062
                                                                       ------------------------------------------------------

 DEFERRED CREDITS AND OTHER LIABILITIES

 CAPITALIZATION
 Preferred securities                                                            96,819           77,068           100,000
 Common shareholders' equity                                                      4,281            5,406             3,093
                                                                       ------------------------------------------------------

                                                                             $  101,100       $   82,474        $  103,093
                                                                       ------------------------------------------------------
                                                                             $  101,100       $   82,474        $  104,155
                                                                       ======================================================



                                                                                                             CONSOLIDATED
                                                                                MCN              MCN           FINANCING
                                                                             FIN. III          FIN. VI         COMPANIES
                                                                        --------------------------------------------------
 LIABILITIES AND CAPITALIZATION

 CURRENT LIABILITIES
 Accounts payable                                                            $       -        $       -         $       -
 Notes payable                                                                       -                -                 -
 Current portion of long-term debt and capital lease
      obligations                                                                    -                -                 -
 Federal income, property and other taxes
      payable                                                                        -                -                 -
 Dividends payable                                                                   -              589             1,651
                                                                        --------------------------------------------------

                                                                                     -              589             1,651
                                                                        --------------------------------------------------

 DEFERRED CREDITS AND OTHER LIABILITIES

 CAPITALIZATION
 Preferred securities                                                          132,250           99,397           505,534
 Common shareholders' equity                                                     4,090            3,696            20,566
                                                                        --------------------------------------------------

                                                                             $ 136,340        $ 103,093         $  526,100
                                                                        --------------------------------------------------
                                                                             $ 136,340        $ 103,682         $  527,751
                                                                        ==================================================

